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                                                                  EXHIBIT 10.10


                          SECURITIES PURCHASE AGREEMENT

                                  BY AND AMONG

                      INTEGRATED DEFENSE TECHNOLOGIES, INC.

                       J. H. WHITNEY MEZZANINE FUND, L.P.

                      J. H. WHITNEY MARKET VALUE FUND, L.P.

                             GREENLEAF CAPITAL, L.P.

                           FIRST UNION INVESTORS, INC.

                                       AND

                           BNY CAPITAL PARTNERS, L.P.

                        --------------------------------
                         DATED AS OF SEPTEMBER 29, 2000
                        --------------------------------


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         AGREEMENT, dated as of September 29, 2000, by and among Integrated
Defense Technologies, Inc., a Delaware corporation (the "COMPANY"), J. H. Whitney Mezzanine Fund, L.P., a Delaware limited partnership ("WMF"), J.H. Whitney Market Value Fund, L.P., a Delaware limited partnership ("WMVF"), GreenLeaf Capital, L.P., a Delaware limited partnership ("GREENLEAF"), First Union Investors, Inc., a North Carolina corporation ("FIRST UNION") and BNY Capital Partners, L.P., a Delaware limited partnership ("BANK OF NEW YORK" and together with WMF, WMVF, GreenLeaf and First Union, the "PURCHASERS" and individually a "PURCHASER").

                              W I T N E S S E T H:

         WHEREAS, the Company wishes to sell to the Purchasers, and the Purchasers wish to purchase from the Company, subordinated promissory notes (the "NOTES"), due December 31, 2007, in the aggregate principal amount of $51,250,000 upon the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, as an inducement to the Purchasers to purchase the Notes, the Company wishes to sell to the Purchasers, and the Purchasers wish to purchase from the Company, warrants (the "WARRANTS") to purchase an aggregate of 3,318 shares of common stock, $.01 par value per share, of the Company (the "COMMON STOCK"), upon the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, it is contemplated that concurrently with the purchase and sale of the Notes and Warrants (collectively, the "SECURITIES") pursuant to the terms of this Agreement, the Company will consummate the acquisition (the "ACQUISITION") of the business and assets (the "TECH-SYM BUSINESS") OF TECH-SYM CORPORATION, a Nevada corporation ("TECH-SYM"), contemplated by an Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of June 27, 2000, by and among the Company, T-S Acquisition Corp., a Nevada corporation and a wholly-owned Subsidiary of the Company, and Tech-Sym; and

         WHEREAS, it is contemplated that concurrently with the purchase and sale of the Securities pursuant to the terms of this Agreement, the Company will enter into a Credit Agreement (the "ORIGINAL CREDIT AGREEMENT") among the Company, IDT Holding, L.L.C., the domestic subsidiaries of the Company as may become parties thereto, the several banks and other financial institutions as may become parties thereto, First Union National Bank as administrative agent, CIBC World Markets Corp., as syndication agent ("CIBC"), Credit Lyonnais New York Branch, as documentation agent, and First Union Securities, Inc. and CIBC, as co-lead arrangers and joint bookrunners, providing for a $125,000,000 secured term credit facility, and a $45,000,000 secured revolving credit facility (collectively, the "SENIOR CREDIT FACILITY"); and

         WHEREAS, simultaneously with the Closing, Tech-Sym will divest itself of all of its interest in (1) TRAK Communications Inc., a Delaware corporation ("TRAK"), and (2) CrossLink, Inc., a Colorado corporation ("CROSSLINK") (collectively, the "SPIN-OFFS").

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         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "ACQUISITION" shall have the meaning assigned to that term in the preamble hereof.

         "ACQUISITION AGREEMENTS" shall mean the Merger Agreement and any and all agreements or other documents referenced therein or contemplated thereby.

         "AFFILIATE" shall mean with respect to any Person (hereafter "FIRST PERSON") any other Person (a) directly or indirectly controlling, controlled by, or under common control with, such first Person, (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such first Person. For purposes of this definition, "CONTROL" (including with correlative meanings, the terms "controlling", "CONTROLLED BY" and under "COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "AFFILIATED GROUP" shall have the meaning set forth in Section 1504(a) of the Code.

         "AGREEMENT" shall mean this Agreement, including the exhibits and schedules attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

         "ASSET DISPOSITION" shall mean the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise of any of the following: (a) any of the stock of the Company or any of its Subsidiaries or (b) any or all of the assets of the Company or its Subsidiaries other than sales of inventory in the ordinary course of business. "NET PROCEEDS" of any Asset Disposition means cash proceeds received by the Company or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (x) the costs of such sale, lease, transfer or other disposition (including taxes attributable to such sale, lease or transfer), and (y) amounts applied to repayment of Indebtedness secured by a Lien on the asset or property disposed.

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         "BANK OF NEW YORK" shall have the meaning assigned thereto in the first paragraph hereof.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

         "BY-LAWS" shall mean, unless the context in which it is used otherwise requires, the By-laws of each of the Company and its Subsidiaries as in effect on the Closing Date.

         "CAPITAL LEASE" means any lease of property by the Company or any of its Subsidiaries which, in accordance with GAAP, is or should be reflected as a capital lease on the balance sheet of such Person.

         "CAPITAL LEASE OBLIGATIONS" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP consistently applied and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP consistently applied. The determination of Capital Lease Obligations at the relevant time of determination with respect to the Company and its Subsidiaries shall be made on a consolidated basis in accordance with GAAP consistently applied.

         "CAPITAL STOCK" shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "CASH" shall mean the currency of the United States of America.

         "CASH EQUIVALENTS" shall mean: (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof;
(ii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's rating service or a least P-1 from Moody's Investors Service, Inc., (iii) certificates of deposit or bankers' acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Company's and its Subsidiaries, deposits at such

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institution; and (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Company's and its Subsidiaries, deposits at such institution.

         "CERTIFICATE OF INCORPORATION" shall mean, unless the context in which it is used shall otherwise require, the Certificate of Incorporation of the Company and each of its Subsidiaries as in effect on the Closing Date.

         "CIBC" shall have the meaning assigned to that term in the preamble hereof.

         "CLOSING" shall have the meaning assigned to that term in Section 2.4.

         "CLOSING DATE" shall have the meaning assigned to that term in Section 2.4.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

         "COMMISSION" shall mean the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

         "COMMON STOCK" shall have the meaning assigned to that term in the preamble hereof, or any other Capital Stock of the Company into which such stock is reclassified or reconstituted.

         "COMPLIANCE CERTIFICATE" shall have the meaning given in Section
8.1(c).

         "CONDITION OF THE COMPANY" shall mean the assets, business, properties, prospects operations, or financial condition of the Company and its Subsidiaries, taken as a whole, after giving effect to the Acquisition.

         "CONSOLIDATED CAPITAL EXPENDITURES" shall mean, for any period, all capital expenditures of the Company and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP. The term "Consolidated Capital Expenditures" shall not include capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Company and its Subsidiaries to the extent that such reinvestment is permitted under the Original Credit Agreement.

         "CONSOLIDATED EBITDA" shall mean, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for
(A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar Taxes, (C) losses (or MINUS gains) on the sale or disposition of assets outside the ordinary course of business and (D) depreciation, amortization expense and other non-cash, non-recurring extraordinary charges, all as determined in accordance with GAAP, plus (iii) management fees to the extent paid as permitted by Section 6.17 of the Original Credit Agreement, plus (iv) costs and expenses incurred by the Company and its

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Subsidiaries in connection with the Acquisition, plus (v) for the first four (4)
fiscal quarters following the Closing Date only, $750,000. Except as otherwise provided herein, determinations shall be made for the immediately preceding four
(4) fiscal quarters.

         "CONSOLIDATED INTEREST EXPENSE" shall mean, for any period, all cash interest expense of the Company and its Subsidiaries (including, without limitation, the interest component under Capital Leases), as determined in accordance with GAAP. For purposes hereof, Consolidated Interest Expense for the first three complete fiscal quarters to occur after the Closing Date shall be determined by annualizing Consolidated Interest Expense such that for the first complete fiscal quarter to occur after the Closing Date such components would be multiplied by four (4), the first two complete fiscal quarters would be multiplied by two (2) and the first three fiscal quarters would be multiplied by one and one-third (1 1/3).

         "CONSOLIDATED NET INCOME" shall mean, for any period, net income (excluding extraordinary items) after taxes for such period of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

         "CONSOLIDATED NET WORTH" shall mean, as at any date of determination, the consolidated stockholders' equity of the Company and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

         "CONTINGENT OBLIGATION" as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

         "CONTRACTUAL OBLIGATIONS" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

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         "CROSSLINK" shall have the meaning assigned thereto in the fifth
Whereas clause hereof.

         "DEFINED BENEFIT PLAN" shall mean a defined benefit plan within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, whether funded or unfunded, qualified or non-qualified (whether or not subject to ERISA or the Code).

         "EMPLOYEE STOCK AWARDS" shall have the meaning assigned to that term in
Section 5.18(a) of this Agreement.

         "ENVIRONMENTAL LAWS" shall mean any applicable past or presently effective, foreign, federal, state, territorial, provincial or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), or relating to emissions, discharges, disseminations, releases or threatened releases of any Hazardous Materials into ambient air (indoor and outdoor), land surface or subsurface, surface water, buildings, facilities, real or personal property or fixtures, or groundwater, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any Hazardous Material, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 ET SEQ.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 ET SEQ.) ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. 1251 ET SEQ.), the Clean Air Act (42 U.S.C. 1251 ET SEQ.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 11001 ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. 136 ET SEQ.), the Safe Drinking Water Act (42 U.S.C. 300f ET SEQ.), and the Toxic Substances Control Act (15 U.S.C. 2601 ET SEQ.), as such laws have been, or are, amended, modified or supplemented heretofore or from time to time through the Closing Date and any analogous future federal, or present or future state or local laws, statutes and rules and regulations promulgated thereunder.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder.

         "ERISA AFFILIATE" shall mean a corporation that is or was a member of a controlled group of corporations with the Company or any of its Subsidiaries within the meaning of section 4001(a) or (b) of ERISA or section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with the Company or any of its Subsidiaries within the meaning of section 414(m) of the Code, or a trade or business which together with the Company or any of its Subsidiaries is treated as a single employer under section 414(o) of the Code.

         "EVENT OF DEFAULT" shall have the meaning assigned to such term in the Notes.

         "EXERCISABLE SHARES" shall have the meaning assigned to that term in
Section 8.5 hereof.

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         "FIXED CHARGE COVERAGE RATIO" shall mean, as of the end of each fiscal quarter of the Company, for the Company and its Subsidiaries on a consolidated basis for the four consecutive quarters ending on such date, the ratio of (i) Consolidated EBITDA for the applicable period MINUS Consolidated Capital Expenditures for the applicable period to (ii) the sum of Consolidated Interest Expense for the applicable period PLUS Scheduled Funded Debt Payments for the applicable period PLUS cash Taxes paid during the applicable period. Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio for the first three complete fiscal quarters to occur after the Closing Date, the Fixed Charge Coverage Ratio shall be determined by annualizing the components thereof such that for the first complete fiscal quarter to occur after the Closing Date such components would be multiplied by four (4), the first two complete fiscal quarters would be multiplied by two (2), and the first three complete fiscal quarters would be multiplied by one and one-third (1_); PROVIDED, HOWEVER, that with respect to the Consolidated Capital Expenditures component only, for the first three complete fiscal quarters to occur after the Closing Date, Consolidated Capital Expenditures shall be deemed to be equal to the lesser of (x) the number obtained as a result of the product of the actual amount of Consolidated Capital Expenditures for such period times the applicable multiplier described in the immediately preceding clause or (y) $6,200,000.

         "FIRST UNION" shall have the meaning assigned thereto in the first paragraph hereof.

         "FUNDED DEBT" shall mean, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than Indebtedness of the types referred to in clause (e), (f) and (i) of the definition of "Indebtedness" set forth in this Section 1.1, and excluding for the purposes of clause (j) of such definition of Indebtedness, any performance letters of credit (I.E., letters of credit which can be drawn upon only if the Company or any of its Subsidiaries fails to comply with or perform under any material provision of any contract) issued for the account of such Person, (b) all Funded Debt of others of the type referred to in clause (a) above secured by (or for which the holder of such Funded Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) all Guaranty Obligations of such Person with respect to Funded Debt of the type referred to in clause (a) above of another Person and (d) Funded Debt of the type referred to in clause (a) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

         "GAAP" shall mean generally accepted accounting principles in effect within the United States.

         "GOVERNMENTAL AUTHORITY" shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

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         "GOVERNMENT CONTRACT" means any contract entered into between the
Company or any of its Subsidiaries and the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof.

         "GUARANTY" shall mean the Guaranty dated the date hereof in the form attached hereto as EXHIBIT F, appropriately completed in conformity with this Agreement.

         "GUARANTY OBLIGATIONS" shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

         "HAZARDOUS MATERIALS" shall mean (i) any chemical pollutant, contaminant, pesticide, petroleum or petroleum product or byproduct, radioactive substance and polychlorinated biphenyls (PCBs); (ii) any "hazardous substance" as defined under CERCLA ss.101(m); and (iii) any hazardous waste defined under RCRA.

         "HEDGING AGREEMENTS" shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

         "IDT LLC" shall mean IDT Holding, L.L.C., a Delaware limited liability company, and the holder of all shares of capital stock of the Company.

         "INDEBTEDNESS" shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made without regard to any original issue discount relating thereto, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade

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debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases,
(i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred capital stock, shares, equivalents of capital stock or any other interest that confers on a Person the right to receive a share of the profits and losses of, or distributions of the assets of, the issuing Person, issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer. The amount of any item of Indebtedness of any Person shall be calculated without deduction for any original issue discount.

         "INTERCREDITOR AGREEMENT" shall mean the Subordinated Indebtedness Intercreditor Agreement, dated as of the date hereof, among the Company, the Purchasers, the Company's Subsidiaries and IDT LLC in the form attached hereto as EXHIBIT G.

         "INTEREST COVERAGE RATIO" shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of any fiscal quarter of the Company and its Subsidiaries, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

         "INVESTMENT" shall mean (i) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of any beneficial interest in, including stock, partnership interest or other equity securities of, any other Person (other than a Person that prior to the relevant purchase or acquisition was a Subsidiary of the Company) or (ii) any direct or indirect loan, advance or capital contribution by the Company or any of its Subsidiaries to any other Person (other than a Subsidiary of the Company), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment PLUS the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

         "LEVERAGE RATIO" shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of any fiscal quarter, the ratio of (a) Funded Debt of the Company and its Subsidiaries on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such twelve month period.

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         "LIEN" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, claim, restriction or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

         "MERGER AGREEMENT" shall have the meaning assigned to that term in the preamble hereof.

         "MULTIEMPLOYER PLAN" shall mean a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

         "NOTE(S)" shall mean the subordinated promissory notes in the aggregate principal amount of $51,250,000 referred to in the preamble hereof, which notes are substantially in the form attached hereto as EXHIBIT A, appropriately completed in conformity with this Agreement.

         "ORIGINAL CREDIT AGREEMENT" shall have the meaning assigned to that term in the preamble hereof.

         "OUTSTANDING BORROWINGS" shall mean all Indebtedness of the Company and its Subsidiaries for money borrowed that is outstanding at the relevant time of determination.

         "PEI" shall mean PEI Electronics, Inc., a Delaware corporation and a wholly owned Subsidiary of the Company.

         "PERMITTED INDEBTEDNESS" shall mean all Indebtedness of the Company and its Subsidiaries currently outstanding or incurred in the future pursuant to any borrowing by the Company or any of its Subsidiaries from any bank, finance company or institutional lender having total assets (together with its affiliates) in excess of $500,000,000.

         "PERSON" shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "PLANS" shall have the meaning assigned to that term in Section 5.22 of this Agreement.

         "PRO FORMA BALANCE SHEET" shall mean the pro forma consolidated balance sheet of the Company and its Subsidiaries delivered pursuant to Section 3.12.

         "RECOVERY EVENT" shall mean the receipt by the Company or any of its Subsidiaries of any cash insurance proceeds (whether on account of or characterized as property insurance, business interruptions insurance, liability insurance or otherwise) or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

         "REGISTRATION RIGHTS AGREEMENT" shall mean the Amended and Restated Registration Rights Agreement dated the date hereof by and between the Company, WMF, WMVF, GreenLeaf, First Union and Bank of New York in the form attached hereto as EXHIBIT C.

         "REQUIREMENTS OF LAW" shall mean as to any Person, provisions of the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, or any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

         "RESTRICTED PAYMENT" shall mean: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock, limited liability company interest, or partnership interest of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock, limited liability company interest, or partnership interest to the holders of that class; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock, limited liability company interest or partnership interest of the Company or any of its Subsidiaries now or hereafter outstanding; (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Indebtedness existing pursuant to the Notes and this Agreement; (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock, limited liability company interest, or partnership interest of the Company or any of its Subsidiaries now or hereafter outstanding; and (v) any payment under any noncompete agreement (excluding payments under noncompete agreements specifically identified on Schedule 5.26, such payments not to exceed $13,000,000).

         "SCHEDULED FUNDED DEBT PAYMENTS" shall mean, as of any date of determination for the Company and its Subsidiaries, the sum of all scheduled payments of principal on Funded Debt for the applied period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination).

         "SECURITIES" shall have the meaning assigned to such term in the preamble hereto.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

         "SENIOR CREDIT FACILITY" shall mean the credit facility referred to in the preamble hereto provided for in the Senior Loan Agreements.

         "SENIOR LOAN AGREEMENTS" shall mean the Original Credit Agreement and any and all agreements or other documents referenced therein or contemplated thereby, and any amendments, modifications, renewals, refinancings, increases, refundings, restatements or extensions thereof.

         "SIERRA" shall mean SierraTech, Inc., a Delaware corporation and a wholly owned Subsidiary of the Company.

         "SIGNIFICANT CUSTOMER CONTRACT" means a contract entered into by the Company or any of its Subsidiaries to provide goods and/or services to a Person having a remaining value in excess of $1,000,000 in annual revenues.

         "SOLVENT" shall mean, with respect to the Company and its Subsidiaries considered as a whole, based on the Pro Forma Balance Sheet, that (i) the assets and the property of the Company and its Subsidiaries, considered as a whole, exceed the aggregate liabilities (including contingent and unliquidated liabilities) of the Company and its Subsidiaries, considered as a whole, (ii) after giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiaries, considered as a whole, will not be left with unreasonably small capital, and (iii) after giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiaries, considered as a whole, are able to both service and pay their liabilities as they mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.

         "SPIN-OFFS" shall have the meaning assigned to such term in the preamble hereof.

         "STOCKHOLDERS' AGREEMENT" shall mean the Amended and Restated Stockholders' Agreement dated the date hereof by and among the Company, WMF, WMVF, GreenLeaf, First Union, Bank of New York, IDT LLC and The Veritas Capital Fund, L.P. in the form attached hereto as EXHIBIT D.

         "SUBSIDIARY" shall mean, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company after completion of the Spin-Offs.

         "TAX" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

         "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TOTAL CONSIDERATION" shall mean the total consideration paid with respect to any acquisition, including without limitation (u) all payments made in cash and property, (v) all payments made in stock, (w) the amounts paid or to be paid pursuant to non-compete agreements and consulting agreements, (x) the amount of liabilities assumed (and in the case of a stock acquisition, the amount of liabilities of the Person to be acquired) (y) the amount of seller subordinated indebtedness incurred in connection with such acquisition and (z) the amount of all transaction fees.

         "TRAK" shall have the meaning assigned to such term in the fifth Whereas clause hereof.

         "TRANSACTION DOCUMENTS" shall mean collectively, this Agreement and all agreements, instruments and other documents relating to this Agreement, including, without limitation, the Notes, the Warrants, the Registration Rights Agreement, the Stockholders' Agreement, the Guaranty, the Certificate of Incorporation and the By-laws.

         "WARRANTS" shall mean the warrants referred to in the preamble hereof, which warrants are substantially in the form attached hereto as EXHIBIT B, appropriately completed in conformity with this Agreement.

         "WHITNEY" shall mean Whitney & Co.

         "WHITNEY ENTITIES" shall mean WMF, WMVF, GreenLeaf and Whitney.

     1.2 ACCOUNTING TERMS; FINANCIAL STATEMENTS. All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP. Financial statements and other information furnished after the date hereof pursuant to the Agreement or the other Transaction Documents shall be prepared in accordance with GAAP as in effect at the time of such preparation, PROVIDED, HOWEVER, that no "ACCOUNTING CHANGES" (as defined below) shall be taken into account in determining compliance with the financial covenants, standards or terms in this Agreement. The Company shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the basis for calculating financial covenant compliance (the calculation of financial covenant compliance shall not be based upon nor reflect such Accounting Changes) and the financial statements delivered (which shall reflect such Accounting Changes). "ACCOUNTING CHANGES" means: (a) changes in accounting principles required by GAAP and implemented by the Company; (b) changes in accounting principles recommended by the Company's certified public accountants and implemented thereby; and (c) changes in carrying value of the Company's or any of its Subsidiaries' assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the purchase and sale of the Securities or the other transactions described in the Transaction Documents, or
(ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma Balance Sheet. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made. Notwithstanding anything to the contrary contained herein, for the purposes of this Agreement, the amount of any item of Indebtedness of any Person shall be calculated without deduction for any original issue discount.

     1.3 KNOWLEDGE OF THE COMPANY. All references to the knowledge of the Company or to facts known by the Company shall mean actual knowledge or notice of its Chairman, Chief Executive Officer, President, Chief Financial Officer or other executive officer of the Company, any of its Subsidiaries or any division of the Company or any of its Subsidiaries, or knowledge which such Person could reasonably have acquired through the exercise of due inquiry.

                                   ARTICLE II

                       PURCHASE AND SALE OF THE SECURITIES

     2.1 PURCHASE AND SALE OF THE NOTES.

         (a) Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to WMF, and WMF agrees that it will acquire from the Company, on the Closing Date, a Note in the principal amount of $25,000,000 (the "WMF NOTE"). The consideration for the WMF Note shall be paid by (i) the surrender of that certain 12% Senior Subordinated Promissory Note due December 31, 2006 made by PEI and Sierra and held by WMF (the "1999 NOTE") which 1999 Note upon such surrender shall be canceled and be null and void and which the parties acknowledge has a current fair market value equal to its "adjusted issue price" (within the meaning of Code Section 1272) of $20,761,319; and (ii) the payment of $3,560,386 by wire transfer.

         (b) Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to WMVF, and WMVF agrees that it will acquire from the Company, on the Closing Date, a Note in the principal amount of $4,250,000, for a purchase price of $4,035,105.

         (c) Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to GreenLeaf, and GreenLeaf agrees that it will acquire from the Company, on the Closing Date, a Note in the principal amount of $2,000,000, for a purchase price of $1,898,873.

         (d) Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to First Union, and First Union agrees that it will acquire from the Company, on the Closing Date, a Note in the principal amount of $10,000,000, for a purchase price of $9,494,364.

         (e) Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to Bank of New York, and Bank of New York agrees that it will acquire from the Company, on the Closing Date, a Note in the principal amount of $10,000,000, for a purchase price of $9,494,364.

         (f) The Notes shall be substantially in the form attached hereto as EXHIBIT A, appropriately completed in conformity herewith.

     2.2 PURCHASE AND SALE OF THE WARRANTS.

         (a) Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to WMF, and WMF agrees that it will acquire from the Company, on the Closing Date, a warrant to purchase 415 shares of Common Stock for a purchase price of $189,614. That certain Common Stock Purchase Warrant dated August 6, 1999 issued by the Company to WMF (the "1999 WARRANT") shall remain in full force and effect.

         (b) Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to WMVF, and WMVF agrees that it will acquire from the Company, on the Closing Date, a warrant to purchase 470 shares of Common Stock, for a purchase price of $214,895.

         (c) Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to GreenLeaf, and GreenLeaf agrees that it will acquire from the Company, on the Closing Date, a warrant to purchase 221 shares of Common Stock, for a purchase price of $101,127.

         (d) Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to First Union, and First Union agrees that it will acquire from the Company, on the Closing Date, a warrant to purchase 1,106 shares of Common Stock, for a purchase price of $505,636.

         (e) Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to Bank of New York, and Bank of New York agrees that it will acquire from the Company, on the Closing Date, a warrant to purchase 1,106 shares of Common Stock, for a purchase price of $505,636.

         (f) The Warrants shall be substantially in the form attached hereto as EXHIBIT B, appropriately completed in conformity herewith.

     2.3 FEES AT CLOSING. Concurrently with the execution hereof, the Company shall (a) reimburse the Whitney Entities' reasonable out-of-pocket expenses (including, without limitation, fees, charges and disbursements of counsel and consultants) incurred in connection with (i) the negotiation and execution and delivery of this Agreement and the Transaction Documents and the Whitney Entities' due diligence investigation, (ii) the transactions contemplated by this Agreement and the Transaction Documents; (b) pay to or for the account of each Purchaser an amount equal to 1.75% of the principal amount of the Note being purchased by each such Purchaser pursuant to this Agreement; and (c) pay any other amount owed to, or for the account of, the Whitney Entities through the Closing Date, all of which payments shall be made by wire transfer of immediately available funds to an account or accounts designated by WMF.

     2.4 CLOSING. The purchase and issuance of the Securities shall take place at the closing (the "CLOSING") to be held at the same location, time and date as the closing of the Acquisition, PROVIDED such closing takes place in New York City (the "CLOSING DATE"). At the Closing, the Company shall deliver the Notes and the Warrants to the Purchasers against delivery by the Purchasers of the consideration therefor.

     2.5 FINANCIAL ACCOUNTING POSITIONS; TAX REPORTING.

         (a) Each of the parties hereto agrees to take reporting and other positions with respect to the Securities which are consistent with the consideration for the Securities set forth herein for all financial accounting purposes, unless otherwise required by applicable GAAP or Commission rules (in which case the parties agree only to take positions inconsistent with the consideration of the Securities set forth herein provided that the Purchasers have consented thereto, which consent shall not be unreasonably withheld).

                                   ARTICLE III

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS
                           TO PURCHASE THE SECURITIES

         The obligation of the Purchasers to purchase the Notes and the Warrants, to pay the consideration therefor at the Closing and to perform any obligations hereunder shall be several and not joint, and shall be subject to the satisfaction as determined by, or waived by, the Purchasers of the following conditions on or before the Closing Date; PROVIDED, HOWEVER, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Company.

     3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Article 5 hereof shall be true and correct at and as of the date hereof and the Closing Date as if made at and as of such date and after giving effect to the Acquisition, and the Purchasers shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the Chief Executive Officer, President or a Vice President of the Company.

     3.2 COMPLIANCE WITH THIS AGREEMENT. The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by such party on or before the Closing Date, and the Purchasers shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the Chief Executive Officer, President or a Vice President of the Company.

     3.3 SECRETARY'S CERTIFICATES. The Purchasers shall have received certificates from the Company, dated the Closing Date and signed by its Secretary or an Assistant Secretary, certifying (a) that the attached copies of its Certificate of Incorporation and By-laws and resolutions of the Board of Directors approving the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby are all true, complete and correct and remain unamended and in full force and effect, and (b) the incumbency and specimen signature of each of its officers executing any Transaction Document to which it is a party or any other document delivered in connection herewith and therewith.

     3.4 DOCUMENTS. The Purchasers shall have received true, complete and correct copies of such agreements, schedules, exhibits, certificates, documents, financial information and filings as they may request in connection with or relating to the transactions contemplated hereby, all in form and substance satisfactory to the Purchasers.

     3.5 PURCHASE OF SECURITIES PERMITTED BY APPLICABLE LAWS. The acquisition of and payment for the Securities to be acquired by the Purchasers hereunder and the consummation of the transactions contemplated hereby and by the Transaction Documents (a) shall not be prohibited by any Requirement of Law, (b) shall not subject the Purchasers to any penalty or other onerous condition under or pursuant to any Requirement of Law, and (c) shall be permitted by all Requirements of Law to which the Purchasers or the transactions contemplated by or referred to herein or in the Transaction Documents are subject; and the Purchasers shall have received such certificates or other evidence as they may reasonably request to establish compliance with this condition.

     3.6 OPINION OF COUNSEL. The Purchasers shall have received an opinion of outside counsel to the Company and its Subsidiaries, dated as of the Closing Date, relating to the transactions contemplated by or referred to herein, in form and substance acceptable to the Purchasers.

     3.7 APPROVAL OF COUNSEL TO THE PURCHASERS. All actions and proceedings hereunder and all agreements, schedules, exhibits, certificates, financial information, filings and other documents required to be delivered by the Company and each of its Subsidiaries hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been in form and substance acceptable to Morrison Cohen Singer & Weinstein, LLP, counsel to WMF and certain of the other Purchasers, in its reasonable judgment (including, without limitation, the opinion of counsel referred to in Section
3.6 hereof).

     3.8 CONSENTS AND APPROVALS. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company and each of its Subsidiaries necessary, desirable, or required in connection with the execution, delivery or performance (including, without limitation, the payment of interest on the Notes and the issuance of Common Stock upon the exercise of the Warrants) by the Company, or enforcement against the Company and/or its Subsidiaries, of the Transaction Documents to which each is a party shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

     3.9 REGISTRATION RIGHTS AGREEMENT. The Company shall have duly executed and delivered the Amended and Restated Registration Rights Agreement.

     3.10 STOCKHOLDERS' AGREEMENT. The Amended and Restated Stockholders' Agreement shall have been duly executed and delivered by all of the parties thereto.

     3.11 NO MATERIAL JUDGMENT OR ORDER. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the judgment of the Purchasers, would prohibit the purchase of the Securities hereunder or subject the Purchasers to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Securities were to be purchased hereunder.

     3.12 PRO FORMA BALANCE SHEET. The Company shall have delivered to the Purchasers as of the Closing Date a pro forma consolidated balance sheet of the Company and its Subsidiaries after giving effect to the Acquisition, certified by the chief financial officer of the Company that it fairly presents the pro forma adjustments reflecting the consummation of the transactions contemplated by the Transaction Documents and the Acquisition, including all material fees and expenses in connection therewith.

     3.13 GOOD STANDING CERTIFICATES. The Company shall have delivered to the Purchasers as of the Closing Date, good standing certificates for the Company and each of its Subsidiaries for each of their respective jurisdictions of incorporation and all other jurisdictions where they do business.

     3.14 NO LITIGATION. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or threatened, no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened against any of the Purchasers, the Company, or any Subsidiary (i) seeking to restrain, prevent or change any of the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which would, if resolved adversely to any of the Purchasers, Company or any such Subsidiary, severally or in the aggregate, materially and adversely affect the Condition of the Company.

     3.15 ACQUISITION. The Acquisition shall be consummated in accordance with terms and conditions of the Merger Agreement, and otherwise on terms and conditions reasonably acceptable to the Purchasers.

     3.16 REDEMPTION OF NOTES; ACCRUED INTEREST. PEI and Sierra shall have paid to WMF all accrued but unpaid interest on the 1999 Note to the date of Closing in the aggregate amount of $630,416.67.

     3.17 SENIOR CREDIT FACILITY; SUBORDINATION. The Original Credit Agreement shall have been consummated on terms and conditions satisfactory to the Purchasers, including, without limitation, pricing and scheduled amortization. Without limiting the foregoing, the Senior Credit Facility shall consist of, without limitation: (i) a $45,000,000 revolving credit facility with a five year maturity, initially bearing interest at a rate of LIBOR plus 350 basis points, which shall have at least $15,000,000 of availability on the Closing Date after consummation of all transactions contemplated by or referred to in this Agreement, including the Spin-Offs; (ii) a $50,000,000 Term Loan A with a five year maturity, initially bearing interest at a rate of LIBOR plus 350 basis points; and (iii) a $75,000,000 Term Loan B with a six year maturity, initially bearing interest at a rate of LIBOR plus 400 basis points.

     3.18 GUARANTY. Each of the Company's Subsidiaries set forth on Schedule
5.17 hereto and IDT LLC shall have executed and delivered the Guaranty.

     3.19 EQUITY. IDT LLC shall have purchased, as of the Closing Date, an aggregate 18,292 shares of the Company's Common Stock for an aggregate purchase price of $20,500,000, on terms and conditions satisfactory to the Purchasers, and The Veritas Capital Fund, L.P., a Delaware limited partnership ("VERITAS") shall have purchased Capital Stock of IDT LLC for an aggregate purchase price of not less than $17,000,000.

     3.20 CAPITALIZATION. As of the Closing Date, after giving effect to the transactions contemplated hereby and in the other Transaction Documents, the ownership of all of the Capital Stock of the Company after giving effect to the exercise of all warrants, options, rights and securities convertible into or exercisable for capital stock of the Company, shall be as follows: IDT LLC:
88.5%; and Purchasers: 11.5%.

     3.21 NO MATERIAL ADVERSE CHANGE. On the Closing Date, there shall have been no change, since June 23, 2000, in the Company, any of its Subsidiaries, Tech-Sym and/or the capital markets that would have a material adverse effect on the Condition of the Company or the Tech-Sym Business.

     3.22 DUE DILIGENCE. The Purchasers shall have completed their due diligence review in connection with the Acquisition and the results thereof shall be satisfactory to the Purchasers.

     3.23 ORGANIZATIONAL DOCUMENTS. Amendments satisfactory to WMF of the Certificate of Incorporation and Bylaws of the Company shall have been duly adopted.

     3.24 MANAGEMENT TEAM. Tom Keenan shall be the active President of the Company.

     3.25 SBIC DOCUMENTS. The Company shall have duly executed and delivered all documents required by any Purchaser on account of its status as a Small Business Investment Company licensed by the United States Small Business Administration, all in form and substance satisfactory to the relevant Purchaser.

     3.26 CONSULTING REPORT; ACCOUNTING REPORT.

               (a) WMF shall have had the opportunity to review the consulting report prepared by CSP Associates, Inc. with respect to Tech-Sym customer calls, and the results of such report shall be satisfactory to WMF.

               (b) WMF shall have had the opportunity to review the final accounting report prepared by PricewaterhouseCoopers LLC in connection with the Acquisition and the substance of such report shall be satisfactory to WMF.

     3.27 SPIN-OFFS. On the Closing Date, contemporaneously with or immediately after the consummation of the purchase and sale of the Securities pursuant to this Agreement:

               (a) The merger contemplated in the Merger Agreement, dated as of the date hereof, among Tech-Sym, TRAK, TRAK Acquisition Co. and Trak Holding Corp. (an Affiliate of Veritas) shall have been consummated on the terms and conditions set forth in such agreement and otherwise on terms and conditions reasonably acceptable to the Purchasers, and the Company and/or Tech-Sym shall have received not less than $50,500,000 in net cash proceeds from such merger; and

               (b) All issued and outstanding Capital Stock of CrossLink shall have been sold in accordance with the terms and conditions of the Stock Purchase Agreement, dated as of the date hereof, among Tech-Sym, CrossLink and CrossLink Holding Corp. (an Affiliate of Veritas) and otherwise on terms and conditions reasonably acceptable to Purchasers.

     3.28 MINIMUM EBITDA. The Purchasers shall have received evidence satisfactory to them, provided by the Company, that Consolidated EBITDA of (i) the Company, (ii) the Acquired Companies (as defined in the Senior Loan Agreements), and (iii) Continental Electronics Corporation (less its discontinued operations) and the net amount of cost savings less corporate overhead as approved by WMF (in an aggregate amount not to exceed $750,000) for the twelve month period ended August 31, 2000, on a pro forma adjusted basis, taking into account the Acquisition, the financings thereof and the other transactions contemplated hereby and by the Senior Loan Agreements as if such transactions had occurred on the first day of such 12-month period, was not less than $39,000,000.

     3.29 INTERCREDITOR AGREEMENT. The Intercreditor Agreement shall have been duly executed and delivered by all of the parties thereto.

                                   ARTICLE IV

                        CONDITIONS TO THE OBLIGATIONS OF
                  THE COMPANY TO ISSUE AND SELL THE SECURITIES

                  The obligations of the Company to issue and sell the Securities and to perform its other obligations hereunder relating thereto shall be subject to the satisfaction as determined by, or waived by, the Company of the following conditions on or before the Closing Date:

     4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchasers contained in Article 6 hereof shall be true and correct at and as of the date hereof and the Closing Date as if made at and as of such date.

     4.2 COMPLIANCE WITH THIS AGREEMENT. The Purchasers shall have performed and complied with all of their respective agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchasers on or before the Closing Date.

     4.3 NO PROCEEDINGS, ETC. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or threatened, no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened against any of the Purchasers, the Company, or any Subsidiary, (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which would, if resolved adversely to the Purchasers, the Company or any Subsidiary, severally or in the aggregate, materially and adversely affect the Condition of the Company.

     4.4 CANCELLATION OF 1999 NOTE. WMF shall have delivered to the Company, marked canceled, the 1999 Note.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchasers as follows (all such representation and warranties to be made as if the Acquisition has been consummated):

     5.1 CORPORATE EXISTENCE AND POWER. The Company and each of its
Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (c) is, duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to do so would not have a material adverse effect on the Condition of the Company; and (d) has the corporate power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is or will be a party and to borrow hereunder. SCHEDULE 5.1 contains a true and correct list of the Company and each Subsidiary and each jurisdiction where its ownership, lease or operation of property or the conduct of its business would require it to be qualified to do business as a foreign entity.

     5.2 CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each of the Company and each Subsidiary of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, including without limitation the issuance of the Securities: (a) has been duly authorized by all necessary corporate, and if required, stockholder action; (b) does not contravene the terms of its Certificate of Incorporation or By-Laws, or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries or any Requirement of Law applicable to the Company or any of its Subsidiaries.

     5.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by (including, without limitation, the payment of interest on the Notes and the issuance of Common Stock upon the exercise of the Warrants), or enforcement against, the Company or any Subsidiary of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     5.4 BINDING EFFECT. This Agreement has been, and each of the Transaction Documents to which the Company or any Subsidiary will be a party will be, duly executed and delivered by the Company and such Subsidiary, and this Agreement constitutes, and such Transaction Documents will constitute, the legal, valid and binding obligation of the Company and such Subsidiary enforceable against the Company and such Subsidiary in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

     5.5 NO LEGAL BAR. Neither the execution, delivery and performance of the Transaction Documents nor the issuance of or performance of the terms of the Securities will violate any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has previously entered into any agreement which is currently in effect or to which the Company or any of its Subsidiaries is currently bound, granting any rights to any Person which are inconsistent with the rights to be granted by the Company or any of its Subsidiaries in the Transaction Documents.

     5.6 LITIGATION. Except as set forth on SCHEDULE 5.6, there are no legal actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Company or any of its Subsidiaries (or, as applicable, to the Company's knowledge, any of their respective shareholders, directors, officers, employees or agents). No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Transaction Documents.

     5.7 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 5.7, the Company and each of its Subsidiaries are in compliance with all Requirements of Law applicable to them, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on the Condition of the Company.

     5.8 NO DEFAULT OR BREACH. No event has occurred and is continuing or would result from the incurring of obligations by the Company and its Subsidiaries under the Transaction Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation, except for such defaults which individually or in the aggregate, would not have a material adverse effect on the Condition of the Company.

     5.9 TITLE TO PROPERTIES.

         (a) SCHEDULE 5.9(a) contains a true, complete and correct list of all real property reflected on the Pro Forma Balance Sheet or used in connection with the respective businesses of the Company and each of its Subsidiaries. The Company and/or its Subsidiaries have good, indefeasible and marketable title in and to all real property and good title to all other properties reflected on the Pro Forma Balance Sheet or used in connection with their respective businesses, in each case, free and clear of all Liens, liabilities and rights except as provided on SCHEDULE 5.9(a).

         (b) The Company and/or its Subsidiaries hold all of the right, title and interest of the tenant under the leases reflected on the Pro Forma Balance Sheet or used in connection with their respective businesses free and clear of all Liens, liabilities and rights except as provided on SCHEDULE 5.9(b).

     5.10 USE OF REAL PROPERTY. Except as set forth on SCHEDULE 5.10, the owned and leased real properties reflected on the Pro Forma Balance Sheet or used in connection with the respective businesses of the Company and its Subsidiaries, are used and operated in compliance and conformity with all applicable leases, contracts, commitments, licenses and permits, except to the extent that the failure so to comply would not, in the aggregate, materially adversely affect the Condition of the Company. Each lease relating to leased real property reflected on the Pro Forma Balance Sheet or used in connection with the business of the Company and its Subsidiaries is in full force and effect and the Company enjoys peaceful and undisturbed possession thereunder. There is no default on the part of the Company or any of its Subsidiaries or event or condition which with notice or lapse of time, or both, would constitute a default on the part of the Company or any of its Subsidiaries under any such lease. There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the real property or the leased property on the Pro Forma Balance Sheet or used in connection with the business of the Company and its Subsidiaries, at law or in equity, before any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality which either singly or in the aggregate, if determined adversely, would have a material adverse effect on the Condition of the Company.

     5.11 TAXES.

         (a) Except as set forth in Schedule 5.11, (i) each of the Company and its Subsidiaries other than PEI and its Subsidiaries, and (ii) since January 10, 1997, and with respect to periods prior to January 10, 1997, to the Company's knowledge, each of PEI and its Subsidiaries has filed all Tax Returns that it was required to file except for such Tax Returns the failure to file which would not have a material adverse effect on the Condition of the Company. All such Tax Returns were correct and complete in all material respects. Except as set forth in Schedule 5.11, all Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return with respect to (x) the Company and its Subsidiaries other than PEI and its Subsidiaries, and (y) since January 10, 1997, and with respect to periods prior to January 10, 1997 to the Company's knowledge, PEI and its Subsidiaries, except as set forth in Schedule 5.11, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractors, creditor, stockholder, or other third party.

         (c) Neither the Company nor any of its Subsidiaries expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company or any of its Subsidiaries either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which the Company has knowledge based upon personal contact with any agent of such authority. SCHEDULE
5.11 lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries which are currently the subject of audit, investigation, litigation or other controversy. As to all such Tax Returns, the Company has delivered to the Purchasers correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies.

         (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which extension or waiver is currently in effect.

         (e) Neither the Company nor any of its Subsidiaries has, since January 10, 1997, made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

         (f) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person or entity other than the Company and its Subsidiaries (i) under Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or
(iv) otherwise.

         (g) Except as set forth in SCHEDULE 5.11, there are currently no pending Tax controversies relating to the Company or, to the knowledge of the Company, involving the Affiliated Group of which the Company had previously been a member.

     5.12 FINANCIAL CONDITION.

         (a) The Company has furnished the Purchasers with true and complete copies of (i) (A) the audited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of December 31, 1997, December 31, 1998 and December 31, 1999 and the related consolidated and consolidating statements of income, cash flow and stockholders' equity, together with the notes thereto, of the Company for the years then ended, together with the report of Deloitte & Touche LLP thereon, and (B) audited statements of purchased operating assets, liabilities and net operating assets of Tech-Sym as of December 31, 1997, December 31, 1998 and December 31, 1999 and related statements of operations and cash flow, together with the notes thereto, of Tech-Sym for the years then ended, together with the report of Price WaterhouseCoopers, LLC, thereon (the "AUDITED FINANCIAL STATEMENTS"), and (ii) (A) the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of July 31, 2000 and the related consolidated and consolidating statements of income, cash flow and stockholders' equity, together with the notes thereto, of the Company and its Subsidiaries for the seven (7) month period then ended, and (B) unaudited statements of purchased operating assets, liabilities and net operating assets of Tech-Sym as of July 31, 2000 and related statements of operations and cash flow, together with the notes thereto, of Tech-Sym for the seven (7) month period then ended (the "2000 FINANCIAL STATEMENTS"). The Audited Financial Statements and the 2000 Financial Statements fairly present, in all material respects, the financial position of the Company and Tech-Sym as of the respective dates thereof, and the results of operations and cash flows of the Company and Tech-Sym as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto and subject, in the case of the 2000 Financial Statements, to normal year-end audit adjustments.

         (b) The Pro Forma Balance Sheet delivered to the Purchasers sets forth the assets and liabilities of the Company and each of its Subsidiaries on a pro forma consolidated basis after taking into account the consummation of the transactions contemplated in this Agreement as of the Closing Date, the Acquisition and the Spin-Offs. The Pro Forma Balance Sheet has been prepared by the Company in accordance with GAAP, consistently applied, and fairly presents in all material respects the assets and liabilities of the Company and its Subsidiaries on a consolidated basis, reflecting the consummation of the transactions contemplated in this Agreement and the Acquisition and based on the assumptions set forth therein as of the Closing Date.

         (c) The projections of the Company and its Subsidiaries on a consolidated basis heretofore delivered to the Purchasers (i) were prepared by the Company and its Subsidiaries in the ordinary course of their operations consistent with past practice, (ii) are the most current projections prepared relating to the periods covered thereby, and (iii) to the knowledge of the Company, are based on assumptions which were reasonable when made and such assumptions and projections are reasonable on the date hereof. Neither the Company not any of its Subsidiaries has delivered to any Person any later dated projections.

     5.13 DISCLOSURE.

     (a) AGREEMENT AND OTHER DOCUMENTS. This Agreement, together with all exhibits and schedules hereto, and the agreements, certificates and other documents furnished to the Purchasers by the Company and its Subsidiaries at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

     (b) MATERIAL ADVERSE EFFECTS. There is no fact known to the Company that the Company has not disclosed to the Purchasers in writing that materially adversely affects or, insofar as the Company, can reasonably foresee, could materially adversely affect, the Condition of the Company or the ability of the Company or any of its Subsidiaries to perform its obligations under the Transaction Documents, or any agreement or other document contemplated thereby to which it is a party.

         5.14 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, except as set forth on SCHEDULE 5.14, neither the Company nor any of its Subsidiaries has (i) issued any stock, bonds or other corporate securities, (ii) borrowed any amount or incurred any liabilities (absolute or contingent), other than in the ordinary course of business, in excess of $10,000, (iii) discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business, in excess of $10,000, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets,
(viii) suffered any losses of property, or waived any rights of substantial value, (ix) suffered any adverse change in the Condition of the Company or its Subsidiaries, (x) expended any material amount, granted any bonuses or extraordinary salary increases, (xi) entered into any transaction involving consideration in excess of $50,000 except as otherwise contemplated hereby or
(xii) entered into any agreement or transaction, or amended or terminated any agreement, with an Affiliate. To the knowledge of the Company, no adverse change in the Condition of the Company or its Subsidiaries is threatened or reasonably likely to occur.

     5.15 ENVIRONMENTAL MATTERS. Except as described on SCHEDULE 5.15:

         (a) The property, assets and operations of the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, except where non-compliance, individually or in the aggregate, would not have a material adverse effect on the Condition of the Company; there are no Hazardous Materials stored or otherwise located in, on or under any of the property or assets of the Company or its Subsidiaries, including, without limitation, the groundwater, except in compliance with applicable Environmental Laws, except where non-compliance, individually or in the aggregate, would not have a material adverse effect on the Condition of the Company; and there have been no releases or threatened releases of Hazardous Materials in, on or under any property adjoining any of the property or assets of the Company or its Subsidiaries which have not been remediated to the satisfaction of the appropriate Governmental Authorities and in compliance with Environmental Laws except where the failure to so remediate, individually or in the aggregate, would not have a material adverse effect on the Condition of the Company.

         (b) To the knowledge of the Company, none of the property, assets or operations of the Company or its Subsidiaries is the subject of any Federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment or (ii) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental Law.

         (c) Neither the Company nor any of its Subsidiaries has received any notice or claim, nor are there pending, or to the knowledge of the Company, threatened or reasonably anticipated, lawsuits or proceedings against any of them, with respect to violations of an Environmental Law or in connection with the presence of or exposure to any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment, and neither the Company nor its Subsidiaries is or, to the knowledge of the Company, was the owner or operator of any property which (i) pursuant to any Environmental Law has been placed on any list of Hazardous Materials disposal sites, including, without limitation, the "NATIONAL PRIORITIES LIST," (ii) has, or, to the knowledge of the Company, had, any subsurface storage tanks located thereon, or (iii) has ever been used as or for a waste disposal facility, a mine, a gasoline service station or, other than for petroleum substances stored in the ordinary course of business, a petroleum products storage facility.

         (d) Neither the Company nor any of its Subsidiaries has any present or contingent liability in connection with the presence either on or off the property or assets of the Company or its Subsidiaries of any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment, which liability, would have a material adverse effect on the Condition of the Company.

     5.16 INVESTMENT COMPANY/GOVERNMENT REGULATIONS. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur Indebtedness.

     5.17 SUBSIDIARIES.

         (a) SCHEDULE 5.17 sets forth a complete and accurate list of all of the Subsidiaries of the Company together with their respective jurisdictions of incorporation or organization. The term "Subsidiaries" shall include Tech-Sym and each of its Subsidiaries other than TRAK and its Subsidiaries and CrossLink, for all purposes of this Agreement. All of the outstanding shares of capital stock of the Subsidiaries that are corporations are validly issued, fully paid and nonassessable. Except as set forth on SCHEDULE 5.17, as of the Closing Date after giving effect to the Acquisition, all of the outstanding shares of capital stock of, or other ownership interests in, each of the Subsidiaries are or will be owned by the Company or by a wholly owned Subsidiary of the Company, free and clear of any Liens. No Subsidiary has, or as of the Closing will have, outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Subsidiary to issue, transfer or sell any securities of the Subsidiary.

         (b) Except for the Subsidiaries of the Company, the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation, and (ii) any equity, voting or participating interest in any limited liability company, partnership, joint venture or other non-corporate business enterprises.

     5.18 CAPITALIZATION.

         (a) As of the Closing Date, the authorized capital stock of the Company consists of 100,000 shares of Common Stock, of which 50,000 shares are issued and outstanding. The Company has no shares of capital stock held in treasury. As of the Closing Date, after giving effect to the transactions contemplated hereby and in the other Transaction Documents, there will be: (i) 68,292 shares of Common Stock issued and outstanding and (ii) 8874 shares of Common Stock reserved for issuance upon exercise of the 1999 Warrant and the Warrants. The 1999 Warrant and the Warrants and all outstanding shares of capital stock of the Company have been duly authorized by all necessary corporate action. All outstanding shares of capital stock of the Company are, and the shares of Common Stock issuable upon exercise of the 1999 Warrant and the Warrants when issued, will be, validly issued, fully paid and nonassessable and the issuance of foregoing has not been or will not be, as the case may be, subject to preemptive rights in favor of any Person. SCHEDULE 5.18 provides an accurate list as of the Closing Date, after giving effect to the transactions contemplated hereby and the other Transaction Documents of (A) all stockholders owning the issued and outstanding shares of Common Stock, together with the number held by each and
(B) all of the holders of warrants, options, rights and securities convertible into capital stock, together with the number of shares of capital stock to be issued upon the exercise or conversion of such warrants, options, rights and convertible securities.

         (b) On the Closing Date, except for the 1999 Warrant and the Warrants and as otherwise set forth on SCHEDULE 5.18, there will be no outstanding securities convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries or options, warrants or other rights to purchase or subscribe to capital stock of the Company or any of its Subsidiaries or contracts, commitments, agreements, understandings or arrangements of any kind to which the

Company or any of its Subsidiaries is a party relating to the issuance of any capital stock of the Company or any of its Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights.

     5.19 PRIVATE OFFERING. No form of general solicitation or general advertising was used by the Company or any of its Subsidiaries, or their respective representatives in connection with the offer or sale of the Securities. No registration of the Securities or Common Stock issuable upon the exercise of the 1999 Warrant or the Warrants pursuant to the provisions of the Securities Act or the state securities or "blue sky" laws will be required by the offer, sale or issuance of the Securities pursuant to this Agreement or of the Common Stock issuable upon the exercise of the Warrants. The Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Securities or any other security so as to require the registration of the Securities or Common Stock issuable upon the exercise of the Warrants pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Securities or Common Stock issuable upon the exercise of the Warrants are so registered.

     5.20 BROKER'S, FINDER'S OR SIMILAR FEES. Except as provided in Section 2.3 or elsewhere in this Agreement or in any of the Transaction Documents or as set forth on SCHEDULE 5.20 there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated by this Agreement (including the transactions contemplated pursuant to the Senior Loan Agreements and the Acquisition Agreements) based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries, or any action taken by any such entity.

     5.21 LABOR RELATIONS. Except as set forth on Schedule 5.21, neither the Company nor any of its Subsidiaries has committed or is engaged in any unfair labor practice within the meaning of the National Labor Relations Act or the Railway Labor Act. Except as set forth in SCHEDULE 5.21, there is (a) no unfair labor practice complaint pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending, or to the knowledge of the Company, threatened, (b) no strike, labor dispute, slowdown or stoppage pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (c) no union representation question existing with respect to the employees of the Company or any of its Subsidiaries and no union organizing activities are taking place, and (d) no employment contract with any employee or independent contractor of the Company or any Subsidiary. The Company and each Subsidiary is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except where any such noncompliance, individually or in the aggregate, would not have a material adverse effect on the Condition of the Company. Except for the Collective Bargaining Agreement between PEI and International Union, United Automobile, Aerospace and Agricultural Workers of America (UAW) covering the period from May 1, 2000 to May 3, 2003, neither the Company, nor any of its Subsidiaries, is a party to any collective bargaining agreement.

     5.22 EMPLOYEE BENEFIT PLANS.

         (a) EMPLOYEE BENEFIT PLANS AND LIABILITIES. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any actual or contingent, direct or indirect, liability in excess of $10,000 in respect of any employee benefit plan (as defined in Section 3(3) of ERISA) or other employee benefit arrangement (collectively, the "PLANS"), other than those liabilities with respect to such Plans specifically described on SCHEDULE 5.22(a). SCHEDULE 5.22(b) sets forth all Plans. Neither the Company or any of its Subsidiaries nor any ERISA Affiliate participates in or contributes to any Multiemployer Plan, nor has (x) the Company or any ERISA Affiliate other than PEI and its Subsidiaries, or (y) during the period from January 10, 1997 to the date hereof, PEI and its Subsidiaries or any of their ERISA Affiliates, had an obligation to participate in or contribute to any such Multiemployer Plan. There are no actions, suits or claims, other than for benefits in the ordinary course, pending or, to the knowledge of the Company, threatened against the Company, an ERISA Affiliate or the Plans which might subject the Company, or any ERISA Affiliate to any material liability.

         (b) PLAN COMPLIANCE. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or threatened against any fiduciary of the Plans. No Plan, or any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation or examination by the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation. All of the Plans comply currently and have complied since January 10, 1997, both as to form and operation, in all material respects, with their terms and with all Requirements of Law. Each of the Plans maintained by the Company or any Subsidiary that is an "employee benefit pension plan" (within the meaning of Section 3(2)(A) of ERISA) has obtained a favorable determination (covering all changes or amendments applicable under Requirements of Law) from the Internal Revenue Service as to its qualification under Sections 401(a) and 501(a) of the Code or is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and nothing has occurred that would adversely affect such qualification. All amounts that are currently owing to plan participants, or contributions required to be made to the Plans have been timely paid or contributed with respect to all periods prior to the Closing Date.

         (c) PROHIBITED TRANSACTIONS. Except as set forth on SCHEDULE 5.22(c), no Plan, nor any related trust, nor the Company, nor any Subsidiary thereof, nor any trustee, administrator or other "party in interest" or "disqualified person" (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the Plans, has engaged in any nonexempt "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, respectively) with respect to the participation of Company or any of its Subsidiaries therein, which could subject any of the Plans or related trusts, or any trustee, administrator or other fiduciary of any such Plan, or the Company, any Subsidiary of the Company or the Purchasers, or any other party dealing with the Plans, to the penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Section 4975 of the Code which could have a material adverse effect on the Condition of the Company.

         (d) COBRA. Except as set for in SCHEDULE 5.22(d), the Company and each of its Subsidiaries has materially complied with the continuation coverage requirements of group health plans provided in Section 4980B of the Code, Sections 601 et seq. of ERISA, the Family and Medical Leave Act of 1994, and the regulations promulgated thereunder.

         (e) MISCELLANEOUS. Neither the Company, its Subsidiaries, nor any Plan provides for or promises retiree, medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries, other than continuation coverage required by section 4980B of the Code. Neither the Company nor any of its Subsidiaries is a party to or obligated under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of section 280G of the Code.

     5.23 PATENTS, TRADEMARKS, ETC. SCHEDULE 5.23 sets forth a correct and complete list of (i) all patents, trademarks, trade names, service marks, copyright registrations, and applications therefor now used, or presently proposed to be used in the business of the Company and the Subsidiaries, and
(ii) a complete list of licenses or other contracts relating to the Company's or any Subsidiary's rights relating to the foregoing or any registration thereof. Except as disclosed on SCHEDULE 5.23; (i) each of the Company or the Subsidiaries owns or possesses adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all patents, trademarks, trade names, service marks, copyright registrations, know-how and other proprietary information ("INTELLECTUAL PROPERTIES") necessary to the conduct of its business as presently being or proposed to be conducted, except where the failure to have such licenses or rights would not singly or in the aggregate have a material adverse effect on the condition of the Company, (ii) the validity of the Intellectual Properties and the title thereto of the Company or the Subsidiaries, as the case may be, is not being questioned in any claim to which the Company or the Subsidiaries is a party or subject, nor, to the knowledge of the Company, is any such claim threatened; (iii) to the knowledge of the Company, the conduct of the business of each of the Company and the Subsidiaries as now conducted does not and will not infringe or conflict with any Intellectual Properties of others; (iv) to the knowledge of the Company, there is no use of any Intellectual Properties owned by or licensed to the Company or the Subsidiaries that is now being made, except by the Company or the Subsidiaries or by any person duly licensed by the Company or the Subsidiaries to use the same name; and (v) no infringement by others of any Intellectual Properties owned by or licensed by or to the Company or the Subsidiaries is known to the Company. Except as set forth as SCHEDULE 5.23, all patents, patent applications, rights to inventions and other Intellectual Properties owned or held by any employee of the Company or any Subsidiary and used in the business of the Company or any Subsidiary in any manner have been duly and effectively transferred to the Company or a Subsidiary, except for such Intellectual Properties which, individually or in the aggregate, are not material to the business of the Company and its Subsidiaries. Except as set forth on SCHEDULE 5.23, neither the Company nor any of its Subsidiaries has any obligation to compensate any Person for the use of any Intellectual Properties and neither the Company nor any of its Subsidiaries has granted any license or other right to use any of the Intellectual Properties of the Company or it Subsidiaries, whether requiring the payment of royalties or not. The Company and its Subsidiaries have taken all reasonable measures to protect and preserve the security, confidentiality and value of their Intellectual Properties, including trade secrets and other confidential information. All trade secrets and other confidential information of the Company and its Subsidiaries are not part of the public domain, nor to the Company's knowledge have they been used, divulged or appropriated for the benefit of any Person other than the Company or its Subsidiaries or otherwise to the detriment of the Company or its Subsidiaries. No employee or consultant of the Company or its Subsidiaries has used any trade secrets or other confidential information of any other Person in the course of his work for the Company or its Subsidiaries. No patent, invention, device, principle or any statute, law, rule, regulation, standard or code is pending or proposed which would restrict the Company's or any Subsidiary's ability to use any of the Intellectual Properties.

     5.24 POTENTIAL CONFLICTS OF INTEREST. Except as set forth on SCHEDULE 5.24, no officer, director, stockholder or other security holder of the Company or any of its Subsidiaries: (a) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries uses in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

     5.25 OUTSTANDING BORROWINGS. Except for Outstanding Borrowings under the Senior Loan Agreements, SCHEDULE 5.25 lists (i) the amount of all Outstanding Borrowings of the Company and its Subsidiaries (other than Indebtedness under this Agreement) as of the closing of the transactions contemplated hereby, (ii) the Liens that relate to such Outstanding Borrowings and that encumber the assets of the Company and its Subsidiaries, (iii) the name of each lender thereof, and (iv) the amount of any unfunded commitments available to the Company or any Subsidiary in connection with any Outstanding Borrowings.

     5.26 MATERIAL CONTRACTS. SCHEDULE 5.26 lists all contracts, agreements and commitments of the Company and its Subsidiaries as of the Closing Date, whether written or oral, other than (a) the Transaction Documents, (b) purchase orders in the ordinary course of business, and (c) any other contracts, agreements and commitments of the Company or any Subsidiary that do not extend beyond one year and involve the receipt or payment of not more than $50,000. To the knowledge of the Company, each of the contracts, agreements and commitments of the Company and its Subsidiaries required to be set forth on SCHEDULE 5.26 is in full force and effect.

     5.27 INSURANCE. SCHEDULE 5.27 accurately summarizes all of the insurance policies or programs of the Company and each Subsidiary in effect as of the date hereof, and indicates the insurer's name and policy number. All such policies are in full force and effect, are underwritten by financially sound and reputable insurers, are sufficient for all applicable Requirements of Law and otherwise are in compliance with the criteria set forth in Section 8.8 hereof. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of any of the transactions contemplated hereby.

     5.28 PRODUCTS LIABILITY. Except as set forth on SCHEDULE 5.28, there is no action, suit, proceeding or to the knowledge of the Company, any inquiry or investigation pending, by or before any Governmental Authority against the Company or any of the Subsidiaries relating to any product alleged to have been sold by the Company or any of the Subsidiaries and alleged to have been sold by the Company or any of the Subsidiaries and alleged to have been defective, or improperly designed or manufactured, nor to the knowledge of the Company is there any valid basis for any such action, proceeding or investigation.

     5.29 SOLVENCY. The Company and its Subsidiaries, taken as a whole, are Solvent.

     5.30 OTHER DOCUMENTS. The Company has delivered or made available to the Purchaser true, complete and correct copies of all agreements, schedules, exhibits, certificates, financial information, filings and other documents relating to the Company and its Subsidiaries, and all amendments and modifications thereto listed or referred to herein or the schedules hereto. Such documents comprise a full and complete copy of all agreements and understandings between the parties thereto with respect to the subject matter thereof and all transactions related thereto, and there are no agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof. Each of such documents to which it is a party has been duly authorized by all necessary corporate action on the part of the Company and its Subsidiaries, was validly executed and delivered by the Company and its Subsidiaries and is the legal, valid and binding obligation of the Company and its Subsidiaries and their successors, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors' rights generally and by general principles of equity relating to enforceability. Each of such documents is in full force and effect, and none of their provisions have been waived by any party thereto.

     5.31 LOCATION OF ASSETS. The chief executive offices of the Company and its Subsidiaries and the books and records of the Company and its Subsidiaries concerning its accounts (as such term is defined in the Uniform Commercial Code) are located only at the address set forth on SCHEDULE 5.31 identified as such, and the only other places of business and locations of assets of the Company and its subsidiaries, if any, are the addresses set forth on SCHEDULE 5.31.

     5.32 ACQUISITION AGREEMENTS REPRESENTATIONS AND WARRANTIES. To the knowledge of the Company, the representations and warranties made in the Acquisition Agreements by the parties thereto are true, correct and accurate. Copies of the Acquisition Agreements and Senior Loan Agreements (and each document referenced in those agreements) have been provided to the Purchasers, and such copies are true, correct and complete.

     5.33 GOVERNMENT CONTRACTS. No notice of suspension, debarment, cure notice, show cause notice or notice of termination for default has been received by the Company or any Subsidiary (or to the best knowledge of the Company issued) in connection with any Government Contract, or any other Significant Customer Contract, and neither the Company nor any Subsidiary is a party to any pending (and, to the Company's knowledge, there is no threatened) suspension, debarment or termination for default issued or being pursued or any other adverse action or proceeding in connection with any Government Contract or Significant Customer Contract. All Government

Contracts or other Significant Customer Contracts which have a remaining value in excess of One Million Dollars ($1,000,000) are listed on SCHEDULE 5.33 hereto.

     5.34 BURDENSOME RESTRICTIONS. None of the Company or any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Condition of the Company.

     5.35 OTHER DOCUMENTS. As of the Closing Date, the Acquisition Agreements have not been altered, amended or otherwise modified or supplemented or any condition thereof waived. On the Closing Date, each of the representations and warranties made in the Senior Loan Agreements by the Company is true and correct in all material respects except for representations and warranties that relate to a particular date and, with regard to such representations and warranties, the same were true and correct as of such date.

                                   ARTICLE VI

                               REPRESENTATIONS AND
                          WARRANTIES OF THE PURCHASERS

         Each Purchaser hereby severally but not jointly represents and warrants:

     6.1 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by it of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its organizational documents or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of any of its Contractual Obligations, or any order or decree directly relating to it.

     6.2 BINDING EFFECT. This Agreement has been duly executed and delivered by it and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     6.3 NO LEGAL BAR. The execution, delivery and performance of this Agreement by it will not violate any Requirement of Law applicable to it.

     6.4 PURCHASE FOR OWN ACCOUNT. The Securities to be acquired by it pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of its Notes or Warrants, under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to (i) the pledge by WMF of the Securities pursuant to the terms of the partnership agreement or other agreement of WMF pursuant to which WMF issued any indebtedness and (ii) the disposition of its property being at all times within its control. If a Purchaser should in the future decide to dispose of any of the Securities, each Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. It agrees to the imprinting of a legend on certificates representing all of the Securities to the following effect: "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS."

     6.5 ERISA. No part of the funds used by it to purchase the Securities hereunder constitutes assets of any "employee benefit plan" (as defined in Section 3(3) of ERISA) or "plan" (as defined in Section 4975 of the Code) listed on SCHEDULE 5.22(b).

     6.6 BROKER'S, FINDER'S OR SIMILAR FEES. Except as set forth in Section 2.3 hereof, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with it or any action taken by it.

     6.7 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENT. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against it of this Agreement or the transactions contemplated hereby.

                                   ARTICLE VII

                                 INDEMNIFICATION

     7.1 INDEMNIFICATION. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless each of the Purchasers and their respective Affiliates and each of their respective officers, directors, agents, employees, subsidiaries, partners, attorneys, accountants and controlling persons (each, an "INDEMNIFIED PARTY") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel incurred by an Indemnified Party in any action or proceeding between the Company and such Indemnified Party (or Indemnified Parties), or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities, losses, or diminution in value (collectively, "LIABILITIES") resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Company in this Agreement, the Registration Rights Agreement, the Stockholders' Agreement, the Notes, the Warrants, or the other Transaction Documents, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement, the Notes or the other Transaction Documents, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by a Purchaser, the Company, any of its Subsidiaries or any equity holders of the Company or any of its Subsidiaries or derivative actions brought by any Person claiming through or in the Company's or any Subsidiary's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Transaction Documents, the transactions contemplated thereby, or any Indemnified Party's role therein or in the transactions contemplated thereby; PROVIDED, HOWEVER, that the Company shall not be liable under this Section 7.1 to an Indemnified Party: (a) for any amount paid by the Indemnified Party in settlement of claims by the Indemnified Party without the Company's consent (which consent shall not be unreasonably withheld), (b) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct or gross negligence of such Indemnified Party or (c) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement; PROVIDED, FURTHER, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such expenses (including, without limitation, fees, disbursements and other charges of counsel incurred by an Indemnified Party in any action or proceeding between the Company, and such Indemnified Party (or Indemnified Parties), or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party; PROVIDED, HOWEVER, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from (i) the willful misconduct or gross negligence of such Indemnified Party or (ii) the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement or any other Transaction Document.

     7.2 PROCEDURE; NOTIFICATION. Each Indemnified Party under this Article 7 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article 7, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party unless, and only to the extent that, such omission results in the Company's forfeiture of substantive rights or defenses. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; PROVIDED, HOWEVER, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which the Company and an Indemnified Party are, or are reasonably likely to become, parties, such Indemnified Party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; PROVIDED, HOWEVER, that in no event shall the Company be required to pay fees and expenses under this Article 7 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Company agrees that it will not, without the prior written consent of the Purchasers, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchasers and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

     7.3 REGISTRATION RIGHTS AGREEMENT. Notwithstanding anything to the contrary in this Article 7, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

         Until the payment by the Company of all principal of and interest on the Notes and all other amounts due to the Purchasers under this Agreement and the other Transaction Documents, including, without limitation, all fees, expenses and amounts due in respect of indemnity obligations under Article 7, the Company hereby covenants and agrees with the Purchasers as follows:

     8.1 FINANCIAL STATEMENTS AND OTHER INFORMATION. The Company shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures). The Company shall deliver to the Purchasers each of the financial statements and other reports described below:

         (a) MONTHLY AND QUARTERLY FINANCIAL INFORMATION. As soon as available and in any event within forty-five (45) days after the end of each month during the period from the date hereof through and until March 31, 2001, and thirty
(30) days after the end of each month after April 1, 2001, the Company shall deliver (i) the consolidated and consolidating balance sheets of the Company and its Subsidiaries, as at the end of such month and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current fiscal year of the Company to the end of such month (and, with respect to financial statements delivered for months that are also the last month of any fiscal quarter, accompanied by the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such fiscal quarter) and (ii) a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

         (b) YEAR-END FINANCIAL INFORMATION. As soon as available and in any event within ninety (90) days after the end of the fiscal year of the Company, the Company shall deliver (i) the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such fiscal year, (ii) a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan, and (iii) a report with respect to the financial statements from a "Big Five" firm of certified public accountants selected by the Company and reasonably acceptable to the Purchasers.

         (c) COMPANY'S COMPLIANCE CERTIFICATE. Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to Sections 8.1(a) and 8.1(b) above, the Company shall deliver or cause to be delivered a fully and properly completed compliance certificate (in substantially the form attached hereto as EXHIBIT E (or in such other form or substance as shall be satisfactory to Purchasers) and referred to as a "COMPLIANCE CERTIFICATE") signed by the chief executive officer or chief financial of the Company. The Company and the Purchasers acknowledge and agree that calculations of covenant compliance, with respect to the financial covenants contained in Section 9.8 hereof and contained in any such compliance certificate delivered for a month that is not the last month of a calendar quarter, will be for informational purposes only and shall not measure compliance (or lack of compliance) with such financial covenants.

         (d) ACCOUNTANTS' REPORTS. Promptly upon receipt thereof, the Company shall deliver copies of all significant reports submitted by the Company's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to managements in connection with their services.

         (e) MANAGEMENT REPORTS. Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to subsections 8.1(a) and 8.1(b), the Company will deliver a management report (i) describing the operations and financial condition of the Company and its Subsidiaries for the month then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials), (ii) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 8.1(f) and (iii) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of the Company to the effect that such information fairly presents the results of operations and financial condition of the Company and its Subsidiaries as at the dates and for the periods indicated.

         (f) PROJECTIONS. No earlier than sixty (60) days prior nor later than thirty (30) days prior to the end of each fiscal year beginning with the current fiscal year, the Company shall prepare and deliver to the Purchasers projections of the Company and its Subsidiaries for the next succeeding fiscal year, on a month to month basis and for the following two (2) fiscal years on an annual basis, including, a balance sheet as of the end of each relevant period and income statements and statements of cash flow for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of each relevant period.

         (g) SEC FILINGS AND PRESS RELEASES. Promptly upon their becoming available, the Company shall deliver copies of (i) all financial statements, reports, notices and proxy statements sent or made available by the Company or any of its Subsidiaries to their security holders, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Commission or any governmental or private regulatory authority, and (iii) all press releases and other statements made available by the Company or any of its Subsidiaries to the public concerning material developments in the business the Company or any of its Subsidiaries.

         (h) EVENTS OF DEFAULT, ETC. Promptly upon the Company obtaining knowledge of any of the following events or conditions, the Company shall deliver copies of all notices given or received by the Company or any of its Subsidiaries with respect to any such event or condition and a certificate of the Company's chief executive officer specifying the nature and period of existence of such event or condition and what action the Company has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes a breach of any provision of this Agreement; (ii) any notice that any Person has given to the Company or any Subsidiary, or any other action, taken with respect to a claimed default in any agreement evidencing Indebtedness or any other material agreement to which the Company or any Subsidiary is a party; or (iii) any event or condition that could reasonably be expected to result in any material adverse effect on the Condition of the Company.

         (i) LITIGATION. Promptly upon any officer of the Company obtaining knowledge of (i) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries not previously disclosed by the Company to the Purchasers or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries which, in each case, is reasonably possible to have a material adverse effect on the Condition of the Company, the Company will promptly give notice thereof to the Purchasers and provide such other information as may be reasonably available to them to enable the Purchasers and their respective counsel to evaluate such matter.

         (j) SUBSIDIARIES. Not less than fifteen (15) days prior to creating a Subsidiary or acquiring the Capital Stock of a Person, such that such Person will become a Subsidiary, the Company shall notify the Purchasers of the Company's or any of its Subsidiary's intention to create such Subsidiary or acquire such Capital Stock, and, upon formation (in the case of a newly created Subsidiary), or prior to acquisition (in the case of the acquisition of Capital Stock of an existing Person), the Company shall cause the relevant Subsidiary to execute the Guaranty in form and substance satisfactory to the Purchasers.

         (k) NOTICE OF CORPORATE CHANGES. The Company shall provide prompt written notice to the Purchasers of any material change after the Closing Date in the authorized and issued capital stock or other equity interests of the Company or any of its Subsidiaries or any other material amendment to their charter, by-laws or other organization documents, such notice, in each case, to identify the capital structures.

         (l) NO DEFAULTS. The Company shall deliver to the Purchasers concurrently with the delivery of the financial statements referred to in
Section 8.1(b), a certificate of the Company's Chief Financial Officer stating that to his or her knowledge no Event of Default shall have occurred during the period covered thereby, except as specified in such certificate.

         (m) OTHER INFORMATION. With reasonable promptness, the Company shall deliver such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably required by any of the Purchasers.

     8.2 PRESERVATION OF CORPORATE EXISTENCE. Except for the liquidation of the entities set forth on SCHEDULE 8.2 hereof (the "INACTIVE SUBSIDIARIES"), the Company shall, and shall cause each of its Subsidiaries to:

         (a) preserve and maintain in full force and effect its corporate existence;

         (b) conduct its business in accordance with sound business practices, keep its properties in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties are obsolete or are being replaced) so that the efficiency of its business operations shall be fully maintained and preserved; and

         (c) file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by a Governmental Authority.

     8.3 PAYMENT OF OBLIGATIONS. The Company shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including without limitation:

         (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

         (b) all lawful claims which the Company and each of its Subsidiaries is obligated to pay, which are due and which, if unpaid, might by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

         (c) all payments of principal, interest and other amounts when due on Indebtedness (other than Indebtedness pursuant to the Senior Loan Agreements).

     8.4 COMPLIANCE WITH LAWS.

         (a) The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law and with the directions of any Governmental Authority having jurisdiction over them or their business or property (including all applicable Environmental Laws).

         (b) Within sixty (60) days after the Closing Date, the Company shall provide evidence satisfactory to the Purchasers that procedures have been implemented to evaluate and bring into compliance as required under applicable Environmental Laws the ongoing compliance recommendations set forth on SCHEDULE
8.4 as identified in those certain Phase I Environmental Site Assessments prepared by SCS Engineers with respect to the properties owned, leased and/or operated by the Company and its Subsidiaries located at 645 Anchors Street, Fort Walton Beach, Florida; 749 Beal Parkway, N.W., Fort Walton Beach, Florida; 128 South Industrial Boulevard, Enterprise, Alabama; and 4212 South Bruckner Boulevard, Dallas, Texas.

     8.5 RESERVATION OF SHARES. The Company shall at all times reserve and keep available out of its authorized capital stock, solely for the purpose of issuance or delivery upon exercise of the Warrants, the maximum number of shares of capital stock that may be issuable or deliverable upon such exercise (the "EXERCISABLE SHARES"). The Exercisable Shares shall, when issued or delivered in accordance with the Warrants, be duly and validly issued and fully paid and non-assessable. The Company shall issue such capital stock in accordance with the provisions of the Warrants and shall otherwise comply with the terms thereof.

     8.6 INSPECTION. The Company will permit, and will cause each of its Subsidiaries to permit, representatives of the Purchasers to visit and inspect any of their properties, to examine their corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice; PROVIDED, HOWEVER, that no such inspection, examination or inquiry, the failure to conduct same, nor any knowledge of the Purchasers, including, without limitation, any knowledge obtained by the Purchasers in connection with any such inspection, investigation or inquiry, shall constitute a waiver of any rights the Purchasers may have under any representation, warranty, covenant, term or agreement under any of the Transaction Documents.

     8.7 PAYMENT OF NOTES. The Company shall pay the principal of, interest on and other amounts due in respect of, the Notes on the dates and in the manner provided in the Notes. Without limiting the foregoing, all payments of amounts due in respect of the Notes shall be made pari passu with respect to all of the Notes.

     8.8 INSURANCE. The Company and its Subsidiaries shall maintain or cause to be maintained in good repair, working order and condition all material properties used in their respective businesses and will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Company and its Subsidiaries will maintain or cause to be maintained with financially sound and reputable insurers that have a rating of "A" or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds customarily carried or maintained by companies of established reputation engaged in similar businesses. Without limiting the foregoing, the Company and its Subsidiaries will maintain at all times (a) business interruption insurance in an amount satisfactory to WMF and (b) directors' and officers' liability insurance coverage for each of the members of the Board of Directors of the Company in amounts satisfactory to WMF; PROVIDED, HOWEVER, that the Company shall not be obligated to purchase such insurance in the event that reasonable terms and pricing are not commercially available. All such insurance policies shall provide that they may not be canceled unless the insurance carrier gives at least 30 days prior written notice of such cancellation to the Purchasers.

     8.9 BOOKS AND RECORDS. The Company shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with GAAP consistently applied to the Company and its Subsidiaries taken as a whole.

     8.10 USE OF PROCEEDS. The Company shall use the proceeds of the sale of Securities hereunder only as follows: (i) for the payment of fees and expenses in connection with the transactions contemplated hereunder and in the other Transaction Documents, (ii) for the payment of the amounts set forth in Section 3.16, (iii) for the payment of a portion of the consideration and fees and expenses under the Acquisition Agreements to consummate the Acquisition, and
(iv) for general corporate purposes.

     8.11 BOARD NOMINEES. The Company shall maintain a Board of Directors consisting of the number of directors specified in the Stockholders' Agreement and use its best efforts to have the nominees designated pursuant to the Stockholders' Agreement elected to the Board of Directors in accordance with, and subject to, the terms thereof.

     8.12 SPIN-OFFS. On the Closing Date, contemporaneously with or immediately after the consummation of the purchase and sale of the Securities pursuant to this Agreement, the Spin-Offs shall be consummated.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

         Until the payment by the Company of all principal of and interest on the Notes and all other amounts due at the time of payment of such principal and interest to the Purchasers under this Agreement and the other Transaction Documents, including, without limitation, all fees, expenses and amounts due at such time in respect of indemnity obligations under Article 7, the Company hereby covenants and agrees with the Purchasers as follows:

     9.1 FUNDAMENTAL CHANGES; CONSOLIDATIONS, MERGERS AND ACQUISITIONS. The Company shall not, and shall not permit any of its Subsidiaries directly or indirectly to: (a) amend, modify or waive any term or provision of its certificate of incorporation, by-laws or other organization or governing agreements and documents, unless required by law; (b) enter into any transaction of merger or consolidation; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except for the liquidation of the Inactive Subsidiaries; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person. Notwithstanding the terms of Section 9.1(a) above, the Company or any Subsidiary may amend its certificate of incorporation at any time in order to
(i) change its name, (ii) change the name and address of its registered office or registered agent, (iii) subdivide (by stock split or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of capital stock into a greater or lesser number or shares, and (iv) modify the terms and provisions of any articles respecting the personal liability of directors in connection with changes in applicable governing statutory and judicial case law.

     9.2 TRANSACTIONS WITH AFFILIATES. Except as set forth in Schedule 9.13 or otherwise in the ordinary course of business and consistent with past practices, the Company shall not, and shall not permit any of its Subsidiaries to, (a) enter into any transaction or agreement with, or make any payment (other than pursuant to agreements existing on the date hereof or subsequently approved by the Purchasers) to, any Affiliate, (b) amend or terminate any existing agreement with any Affiliate, (c) purchase from or provide to an Affiliate any selling, general, management or administrative services, (d) directly or indirectly make any sales to or purchases from an Affiliate or (e) increase the compensation being paid to an Affiliate.

     9.3 NO INCONSISTENT AGREEMENTS. Other than as provided in the Original Credit Agreement and the Notes, none of the Company nor any of its Subsidiaries shall enter into any Contractual Obligation or enter into any amendment or other modification to any currently existing Contractual Obligation of the Company, or any of its Subsidiaries, which by its terms restricts or prohibits the ability of the Company or any such Subsidiary, as applicable, to pay the principal of or interest on the Notes or to fully satisfy all of the obligations under the Transaction Documents of the Company.

     9.4 LIMITATION ON INDEBTEDNESS. The Company shall not, and shall not cause, suffer or permit any of its Subsidiaries to, directly or indirectly, collectively and in the aggregate, issue, assume or otherwise incur any Indebtedness, other than:

         (a) Indebtedness created under the Transaction Documents (other than the Senior Loan Agreements);

         (b) Permitted Indebtedness, up to an aggregate outstanding principal amount of $195,000,000, inclusive of Indebtedness pursuant to the Senior Loan Agreements, but not inclusive of Indebtedness created under the Transaction Documents;

         (c) Non-current liabilities for post-employment healthcare and other insurance benefits;

         (d) Trade payables and accrued expenses, in each case arising in the ordinary course of business;

         (e) Indebtedness secured by a Lien permitted under Section 9.5;

         (f) Indebtedness between and/or among the Company and its Subsidiaries; PROVIDED that the obligations of such Indebtedness shall:

                  (i) be subordinated in right of payment to all Indebtedness under the Notes, this Agreement and the other Transaction Document from and after such time as any portion of the Indebtedness under the Notes, this Agreement and the other Transaction Documents shall become due and payable (whether at stated maturity, by acceleration or otherwise); and

                  (ii) have such other terms and provisions as the Purchasers may reasonably require;

         (g) Refinancings, refundings or extensions of the foregoing; PROVIDED, that any such refinancings, refundings or extensions shall not exceed the principal amount permitted under Section 9.4(b) hereof;

         (h) Indebtedness of the Company and its Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or costs of construction of an asset PROVIDED that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness shall not exceed $1,200,000 at any time outstanding;

         (i) Indebtedness and obligations owing under Hedging Agreements relating to the loans under the Senior Loan Agreements and other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

         (j) Indebtedness and obligations of the Company and its Subsidiaries owing under documentary letters of credit for the purchase of goods or other merchandise (but not under standby, direct pay or other letters of credit except for the Letters of Credit under the Senior Loan Agreements) generally;

         (k) Indebtedness in respect of Guaranty Obligations (other than Guaranty Obligations permitted pursuant to the Guaranty or under the Senior Loan Documents) in an aggregate amount not to exceed $600,000 at any time outstanding; and

         (l) other Indebtedness of the Company and its Subsidiaries which does not exceed $600,000 in the aggregate at any time outstanding.

     9.5 LIMITATION ON LIENS. The Company, will not, and will not permit any of its respective Subsidiaries, directly or indirectly, to create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including, without limitation, any document or instrument with respect to goods or accounts receivable) of the Company or its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances. "PERMITTED ENCUMBRANCES" means the following:

         (a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or which are being contested in good faith with a reserve or other appropriate provision having been made thereof;

         (b) Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than sixty (60) days delinquent or which are being contested in good faith by appropriate proceedings; PROVIDED that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of such Liens is less than $100,000;

         (c) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974 or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

         (d) Deposits in an aggregate amount not to exceed $100,000, made in the ordinary course of business to secure liability to insurance carriers;

         (e) Liens for purchase money obligations to acquire assets; PROVIDED that:

                  (i) such Lien attaches to such asset concurrently with or within 10 days after acquisition thereof;

                  (ii) does not exceed the purchase price of such asset; and

                  (iii) the Indebtedness secured by all such Liens, shall not exceed $1,200,000; and

                  (iv) any such Lien encumbers only the asset so purchased;

         (f) Any attachment or judgment Lien not constituting an Event of Default;

         (g) Leases or subleases granted to others not interfering in any material respect with the business of the Company or its Subsidiaries;

         (h) Easements, rights of way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

         (i) Liens existing on the date hereof and renewals and extensions thereof, which Liens are set forth on SCHEDULE 5.25 hereto;

         (j) Liens securing the Senior Credit Facility, subject to the maximum amount of Permitted Indebtedness permitted pursuant to Section 9.4 hereof;

         (k) Liens in connection with Hedging Agreements permitted in the Original Credit Agreement;

         (l) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

         (m) Liens arising in connection with Capitalized Leases to the extent permitted in the Original Credit Agreement.

     9.6 DISPOSITIONS OF ASSETS. The Company will not, nor will it permit any of its Subsidiaries, directly or indirectly, to convey, sell (pursuant to a sale/leaseback or otherwise), lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions, any of its property, business or assets, or the capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired, except for:

         (a) Bona fide sales of inventory to customers for fair value in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business; and

         (b) Asset Dispositions, other than the liquidation of the Inactive Subsidiaries, if all of the following conditions are met:

                  (i) the market value of assets sold or otherwise disposed of (by the Company and its Subsidiaries taken as a whole) in any fiscal year do not exceed $1,500,000;

                  (ii) the Net Proceeds received is at least equal to the fair market value of such assets;

                  (iii) at least 75% of the consideration received is cash or Cash Equivalents;

                  (iv) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, the Company would be in compliance on a pro forma basis with the covenants set forth in Section 9.8 hereof recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions of this Agreement; and

                  (v) no Event of Default then exists or shall result from such sale or other disposition.

     9.7 LIMITATIONS ON RESTRICTED PAYMENTS. The Company shall not, and shall not permit any of its Subsidiaries to declare, or make any Restricted Payment, except to make dividends or other distributions payable to the Company or any of its Subsidiaries which have executed the Guaranty (other than IDT LLC) (directly or indirectly through Subsidiaries).

     9.8 FINANCIAL COVENANTS. The Company covenants and agrees that until payment in full of all Indebtedness hereunder and under the Notes, the Company shall comply with and shall cause each of its Subsidiaries to comply with all covenants in this Section 9.8 applicable to such Person. Compliance with the covenants in this Section 9.8 shall be determined on a consolidated basis in accordance with GAAP consistently applied, unless explicitly stated otherwise.

         (a) LEVERAGE RATIO. The Leverage Ratio, as of the last day of each fiscal quarter of the Company and its Subsidiaries set forth below, shall be less than or equal to the following:

         FISCAL QUARTER ENDED                                                   RATIO
         December 31, 2000                                                      5.25:1

         March 31, 2001                                                         5.00:1

         June 30, 2001 and September 30, 2001                                   4.75:1

         December 31, 2001 and March 31, 2002                                   4.50:1

         June 30, 2002 and September 30, 2002                                   4.25:1

         December 31, 2002                                                      4.00:1

         March 31, 2003, June 30, 2003,
         September 30, 2003, December 31, 2003,

         March 31, 2004, June 30, 2004,
         September 30, 2004 and December 31, 2004                               3.75:1

         March 31, 2005 and at the end of
         each fiscal quarter thereafter                                         3.50:1

         (b) FIXED CHARGE COVERAGE RATIO. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Company and its Subsidiaries occurring during the periods indicated below, shall be greater than or equal to the following:

         PERIOD                                                                  RATIO
         Closing Date through and including December 31, 2004                    1.00:1

         January 1, 2005 through and including
         December 31, 2005                                                        .90:1

         January 1, 2006 and thereafter                                           .70:1

         (c) INTEREST COVERAGE RATIO. The Interest Coverage Ratio, as of the last day of each fiscal quarter of the Company and its Subsidiaries set forth below, shall be greater than or equal to the following:

         FISCAL QUARTER ENDED                                                  RATIO
         December 31, 2000, March 31, 2001, June 30, 2001
         and September 30, 2001                                                 1.80:1

         December 31, 2001                                                      1.85:1

         March 31, 2002                                                         1.90:1

         June 30, 2002, September 30, 2002, and
         December 31, 2002                                                      2.00:1

         March 31, 2003, June 30, 2003, September 30, 2003
         and December 31, 2003                                                  2.25:1

         March 31, 2004 and at the end of each
         fiscal quarter thereafter                                              2.70:1

         (d) CONSOLIDATED EBITDA. As of the last day of each fiscal quarter of the Company indicated below, Consolidated EBITDA for the twelve month period ending on such date shall be greater than or equal to the amount indicated below:

         FISCAL QUARTER ENDING                                                  AMOUNT
         December 31, 2000, March 31, 2001,
         June 30, 2001, September 30, 2001,
         December 31, 2001 and March 31, 2002                                 $36,000,000

         June 30, 2002                                                        $38,000,000

         September 30, 2002                                                   $39,000,000

         December 31, 2002                                                    $41,000,000


                                       49

         March 31, 2003, June 30, 2003,
         September 30, 2003 and December 31, 2003                             $50,000,000

         March 31, 2004, June 30, 2004,
         September 30, 2004 and December 31, 2004                             $56,000,000

         March 31, 2005, June 30, 2005,
         September 30, 2005, and December 31, 2005                            $63,000,000

         March 31, 2006, and at the end of
         each quarter thereafter                                              $72,000,000

         (e) CONSOLIDATED CAPITAL EXPENDITURES. Consolidated Capital Expenditures as of the end of each fiscal year of the Company indicated below shall be less than or equal to the following:

            FISCAL YEAR                      AMOUNT
         Fiscal Year 2001                   $7,000,000
         Fiscal Year 2002                   $6,000,000
         Fiscal Year 2003                   $5,800,000
         Fiscal Year 2004                   $6,000,000
         Fiscal Year 2005                   $6,200,000
         Fiscal Year 2006                   $6,400,000

 PLUS the unused amount available for Consolidated Capital Expenditures under this Section 9.8(e) for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year).

     9.9 EMPLOYEE BENEFIT PLANS. The Company shall not, and shall not permit any of its Subsidiaries or any ERISA Affiliate, without the prior approval of the Purchaser, (a) to establish or contribute to any Defined Benefit Plan or other employee benefit arrangement which provides post-retirement welfare benefits or "parachute payments" (within the meaning of Section 280G(b) of the Code); or (b) to amend any Plan if the effect of such amendment would cause such Plan to be a plan or arrangement described in clause (a) hereof.

     9.10 LIMITATION ON BUSINESS OF THE COMPANY AND SUBSIDIARIES. The Company shall not engage in any business activity other than the ownership of the capital stock of the Subsidiaries and the transactions contemplated by, or permitted under, the Transaction Documents. The Subsidiaries shall not engage in any business activity other than the business that they are currently engaged in and the transactions contemplated by, or permitted under, the Transaction Documents.

     9.11 INVESTMENTS. Except in the ordinary course of business and consistent with past practices, the Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to make or own any Investment in any Person except: (a) Investments in Cash Equivalents; PROVIDED that such Cash Equivalents are not subject to setoff rights in favor of the issuing bank arising from any existing banking relationship except under the Senior Loan Agreements; (b) intercompany loans and investments to the extent permitted under Sections 9.2 or 9.4; (c) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $200,000 in the aggregate at any time outstanding, (d) receivables owing to the Company or any of its Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(e) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and (f) additional loan advances and/or investments of a nature not contemplated by the foregoing clauses hereof, PROVIDED that such loans, advances and/or investments made pursuant to this clause (f) shall not exceed an aggregate amount of $150,000.

     9.12 CONTINGENT OBLIGATIONS. The Company shall not, nor shall it permit any of its Subsidiaries directly or indirectly to create or become or be liable with respect to any Contingent Obligation except those; (a) resulting from endorsements of negotiable instruments for collection in the ordinary course of business; (b) arising under the Transaction Documents; (c) existing on the Closing Date and as described in SCHEDULE 9.12 annexed hereto; (d) arising with respect to customary indemnification and purchase price adjustment obligations incurred in connection with any Asset Dispositions; (e) incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and similar obligations not exceeding any time outstanding $100,000 in aggregate liability; (f) incurred with respect to any Indebtedness permitted pursuant to Section 9.4 hereof; (g) not otherwise permitted by clauses
(a) through (f) above so long as any such Contingent Obligations, in the aggregate at any time outstanding do not exceed $100,000.

     9.13 MANAGEMENT FEES AND COMPENSATION. The Company shall not, nor shall it permit any of its Subsidiaries, directly or indirectly, to pay any management, consulting or similar fees to any Affiliate or to any director, officer or employee of the Company or any of its Subsidiaries except reasonable director's fees and expenses and except as set forth on SCHEDULE 9.13. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on
SCHEDULE 9.13 upon the incurrence and during the continuation of an Event of Default.

     9.14 FISCAL YEAR. The Company and its Subsidiaries shall not change their fiscal year.

     9.15 PRESS RELEASE; PUBLIC OFFERING MATERIALS. Neither the Company nor any of its Affiliates shall, nor shall the Company permit any of its Subsidiaries to, disclose the name of any Purchaser or any of its respective Affiliates in any press release or in any prospectus, proxy statement or other materials filed with the governmental entity relating to a public offering of the capital stock or other equity interest of the Company or any of its Subsidiaries without such Purchaser's or such Affiliate's prior written consent which shall not be unreasonably withheld.

     9.16 SUBSIDIARIES. Except as permitted in Section 8.1(j), the Company shall not, nor shall any of the Subsidiaries be permitted to, directly or indirectly, to establish, create or acquire any new Subsidiary.

     9.17 NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO THE COMPANY. Except as otherwise provided herein and in the Original Credit Agreement, the Company will not and will not permit any of its Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Company or any such Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by the Company or any Subsidiary; (b) subject to subordination provisions for the benefit of the Purchaser, pay any Indebtedness owed to the Company or any other Subsidiary; (c) make loans or advances to the Company or any other Subsidiary; or (d) transfer any of its property or assets to the Company or any other Subsidiary.

                                    ARTICLE X

                                   PREPAYMENT

     10.1 OPTIONAL PREPAYMENT. Subject to Section 7 of the Notes, the Company may prepay outstanding principal (together with accrued interest) on the Notes in accordance with the "OPTIONAL PREPAYMENT" provisions set forth in Section 4 of the Notes.

     10.2 MANDATORY PREPAYMENT. Subject to Section 7 of the Notes, the Company shall prepay outstanding principal (together with accrued interest) on the Notes in accordance with the "MANDATORY PREPAYMENT" provisions set forth in Section 3 of the Notes.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchasers, acceptance of the Securities and payment therefor, or termination of this Agreement.

     11.2 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

                                (a) if to WMF:
                                    J. H. Whitney Mezzanine Fund, L.P.
                                    177 Broad Street
                                    Stamford, Connecticut  06901
                                    Telecopier No.: (203) 973-1422
                                    Attention:  Mr. Daniel J. O'Brien
                                                Mr. David A. Scherl
                                                Mr. Richard H. Stevenson

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

                                    with a copy to:

                                    Morrison Cohen Singer & Weinstein, LLP
                                    750 Lexington Avenue
                                    New York, New York  10022
                                    Telecopier No.: (212) 735-8708
                                    Attention: Andrew M. Arsiotis, Esq.
                                               Jack Levy, Esq.

                                (b) if to WMVF:

                                    J. H. Whitney Market Value Fund, L.P.
                                    177 Broad Street
                                    Stamford, Connecticut 06901
                                    Telecopier No.: (203) 973-1422
                                    Attention: Mr. Daniel J. O'Brien
                                               Mr. David A. Scherl
                                               Mr. Todd Boehly

                                    with a copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York 10019
                                    Telecopier No.: (212) 757-3990
                                    Attention: Eric Goodison, Esq.

                                (c) if to GreenLeaf:

                                    GreenLeaf Capital, L.P.177 Broad Street
                                    Stamford, Connecticut 06901
                                    Telecopier No.: (203) 973-1422
                                    Attention: Mr. Daniel J. O'Brien
                                               Mr. David A. Scherl
                                               Mr. Peter Denious

                                    with a copy to:

                                    Morrison Cohen Singer & Weinstein, LLP
                                    750 Lexington Avenue
                                    New York, New York  10022
                                    Telecopier No.: (212) 735-8708
                                    Attention: Andrew M. Arsiotis, Esq.
                                               Jack Levy, Esq.

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

                                (d) If to First Union:

                                    First Union Investors, Inc.
                                    301 S. College Street, 5th Floor
                                    Charlotte, NC 28288
                                    Telecopier No.: (704) 383-3927
                                    Attention: Matt Rankowitz

                                    with a copy to:

                                    Moore & Van Allen, PLC
                                    100 N. Tryon Street, 47th Floor
                                    Charlotte, NC 28202
                                    Telecopier No.: (704) 378-1950
                                    Attention: John S. Chinuntdet, Esq.

                                (e) If to Bank of New York

                                    BNY Capital Partners, L.P.
                                    One Wall Street, 18th Floor
                                    New York, New York 10286
                                    Telecopier No. (212) 635-8111
                                    Attention: Paul J. Echausse

                                    with a copy to:

                                    O'Sullivan Graev & Karabell
                                    30 Rockefeller Plaza, 24th Floor
                                    New York, New York 10112
                                    Telecopier No.: (212) 728-5950
                                    Attention: Stewart A. Kagan, Esq.

                                (f) if to the Company:

                                    Integrated Defense Technologies, Inc.
                                    c/o The Veritas Capital Fund, L.P.
                                    660 Madison Avenue
                                    New York, New York 10021
                                    Telecopier No.: (212) 688-9411
                                    Attention: Mr. Robert B. McKeon and
                                               Mr. Thomas J. Campbell

                                    with a copy to:

                                    Winston & Strawn
                                    200 Park Avenue
                                    New York, New York 10166
                                    Telecopier: (212) 294-4700
                                    Attention: Benjamin M. Polk, Esq.

         All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

     11.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, the Purchasers may assign any of their respective rights under any of the Transaction Documents to any Person, and any holder of any Notes, Warrants or shares of Common Stock issuable upon exercise of any Warrants may assign such Notes, Warrants or shares of Common Stock issuable upon exercise of such Warrants to any Person. The Company may not assign any of its rights under this Agreement without the prior written consent of the Purchasers, and any such purported assignment by the Company without the written consent of the Purchasers shall be void and of no effect. Except as provided in Article 7, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

     11.4 AMENDMENT AND WAIVER.

         (a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

         (b) No amendment, supplement or modification of or to any provision in this Agreement or any of the Notes, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.

         (c) Any (i) amendment, supplement or modification hereto or to any of the Notes, (ii) consent hereunder or under any of the Notes or (iii) waiver of any provision (collectively, "MODIFICATION") of this Agreement or of any of the Notes shall be effective as to all holders of the Notes if given pursuant to a written agreement signed by the Company and the holders of at least two-thirds (2/3) of the principal amount of the Notes then outstanding (the "REQUISITE NOTEHOLDERS"); PROVIDED, HOWEVER, that no Modification with respect to this Agreement or any of the Notes shall (1) decrease or forgive the principal of such Note, (2) extend the originally scheduled time of payment of the principal of such Note or the time of payment of interest on such Note, (3) reduce the rate of interest payable on such Note, or (4) permit any further subordination of the principal or interest of such Note beyond that set forth in Section 7 of such Note, or (5) release any Guarantor from any of its obligations under the Guaranty, without the prior written consent of the holder of each Note. Any Modification with respect to this Agreement shall be effective as to all holders of Warrants if given pursuant to a written agreement signed by the Company and the holders of Warrants exercisable into at least a majority of the shares of Common Stock for which all of the Warrants are then exercisable in the aggregate. No Modification of any of the provisions of Section 11.4(b), 11.4(c), or 11.4(d) shall be effective without the prior written consent of all of the parties hereto.

         (d) Any amendment, supplement or modification of or to any provision of this Agreement or any Note, any waiver of any provision of this Agreement or any Note, and any consent to any departure by any party from the terms of any provision of this Agreement or any Note made or given in conformity herewith, shall (i) apply to all of the parties hereto and their successors and assigns and (ii) be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

     11.5 SIGNATURES; COUNTERPARTS. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     11.6 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     11.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

     11.8 JURISDICTION, JURY TRIAL WAIVER, ETC.

         (a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE WARRANTS OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 11.2, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

         (b) EACH OF THE COMPANY AND ITS SUBSIDIARIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES, THE WARRANTS OR ANY OF THE OTHER TRANSACTION DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE COMPANY AND ITS SUBSIDIARIES HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE COMPANY AND ITS SUBSIDIARIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PURCHASER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT THE PURCHASER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     11.9 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     11.10 RULES OF CONSTRUCTION. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

     11.11 ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

     11.12 CERTAIN EXPENSES. The Company will pay all expenses of the Purchasers (including, without limitation, fees, charges and disbursements of counsel) in connection with any amendment, supplement, modification or waiver of or to any provision of this Agreement or any of the other Transaction Documents or any documents relating thereto (including, without limitation, a response to a request by the Company for the Purchasers' consent to any action otherwise prohibited hereunder or thereunder), or consent to any departure from, the terms of any provision of this Agreement or such other documents.

     11.13 PUBLICITY. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

     11.14 FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                              INTEGRATED DEFENSE TECHNOLOGIES, INC.

                              By: /s/ Robert B. McKeon
                                  --------------------------------------------
                                  Robert B. McKeon
                                  Chairman

                              J. H. WHITNEY MEZZANINE FUND, L.P.

                              By: Whitney GP, LLC,
                                  Its General Partner

                              By: /s/ James H. Fordyce
                                  --------------------------------------------
                                  Name: James H. Fordyce
                                  A Managing Member

                              J. H. WHITNEY MARKET VALUE FUND, L.P.

                              By: Whitney Market Value GP, LLC,
                                  Its General Partner

                              By:
                                  --------------------------------------------
                                  Name:
                                  A Managing Member

                              GREENLEAF CAPITAL, L.P.

                              By: GreenLeaf GP, L.L.C.,
                                  Its General Partner

                              By: /s/
                                  --------------------------------------------
                                  Name:
                                  A Managing Member

      [SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE (CONT'D ON NEXT PAGE)]

                              FIRST UNION INVESTORS, INC.

                              By: /s/ Matt Rankowitz
                                  --------------------------------------------
                                  Matt Rankowitz
                                  Senior Vice President

                              BNY CAPITAL PARTNERS, L.P.
                              By: BNY Capital Management LLC,
                                  Its General Partner

                              By: BNY Mezzanine Capital, L.P.,
                                  Its sole member

                              By: BNY Capital SBIC, LLC,
                                  Its General Partner


                              By: /s/ Paul Echausse
                                  --------------------------------------------
                                  Name: Paul Echausse
                                  Title: Principal


                 [SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE]